Exhibit 99.1

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

SemGroup Corporation

Tulsa, Oklahoma

We have audited the accompanying consolidated balance sheets of SemGroup Corporation (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of operations and comprehensive income (loss), owners’ equity, and cash flows for each of the three years in the period ended December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SemGroup Corporation at December 31, 2012 and 2011, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), SemGroup Corporation’s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 1, 2013, expressed an unqualified opinion thereon.

/s/ BDO USA, LLP
BDO USA, LLP
Dallas, Texas

March 1, 2013, except for Note 25 which is as of December 20, 2013

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

SemGroup Corporation

Tulsa, Oklahoma

We have audited SemGroup Corporation’s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). SemGroup Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Item 9A, “Management’s Report on Internal Control Over Financial Reporting” in the Company’s Form 10-K as of and for the year ended December 31, 2012. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, SemGroup Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of SemGroup Corporation as of December 31, 2012 and 2011, and the related consolidated statements of operations and comprehensive income (loss), owners’ equity, and cash flows for each of the three years in the period ended December 31, 2012 and our report dated March 1, 2013, except for Note 25 which is as of December 20, 2013, expressed an unqualified opinion thereon.

/s/ BDO USA, LLP
BDO USA, LLP
Dallas, Texas
March 1, 2013

SEMGROUP CORPORATION

Consolidated Balance Sheets

(Dollars in thousands)

	December 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$80,029	$73,613
Restricted cash	34,678	39,543
Accounts receivable (net of allowance of $3,687 and $3,623 at December 31, 2012 and 2011, respectively)	346,169	209,781
Receivable from affiliates	6,178	6,408
Inventories	34,433	31,994
Other current assets	18,516	28,396

Total current assets	520,003	389,735

Property, plant and equipment (net of accumulated depreciation of $130,886 and $83,481 at December 31, 2012 and 2011, respectively)	814,724	733,925
Equity method investments	387,802	327,243
Goodwill	9,884	9,453
Other intangible assets (net of accumulated amortization of $6,701 and $4,336 at December 31, 2012 and 2011, respectively)	7,585	8,950
Other noncurrent assets, net	8,181	21,875

Total assets	$1,748,179	$1,491,181

LIABILITIES AND OWNERS’ EQUITY
Current liabilities:
Accounts payable	$253,623	$145,203
Payable to affiliates	—	6,314
Accrued liabilities	63,831	53,675
Payables to pre-petition creditors	32,933	37,800
Deferred revenue	18,973	23,031
Other current liabilities	4,960	4,430
Current portion of long-term debt	24	26,058

Total current liabilities	374,344	296,511

Long-term debt	206,062	83,277
Deferred income taxes	65,620	73,784
Other noncurrent liabilities	80,625	58,944
Commitments and contingencies (Note 16)
SemGroup Corporation owners’ equity:
Common stock (Note 17)	420	418
Additional paid-in capital	1,039,189	1,032,365
Treasury stock, at cost (Note 17)	(242)	—
Accumulated deficit	(145,674)	(167,812)
Accumulated other comprehensive loss	(1,299)	(13,875)

Total SemGroup Corporation owners’ equity	892,394	851,096

Noncontrolling interests in consolidated subsidiaries	129,134	127,569

Total owners’ equity	1,021,528	978,665

Total liabilities and owners’ equity	$1,748,179	$1,491,181

The accompanying notes are an integral part of these consolidated financial statements.

SEMGROUP CORPORATION

Consolidated Statements of Operations and Comprehensive Income (Loss)

(Dollars in thousands, except per share amounts)

	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010
Revenues:
Product	$953,738	$1,237,313	$1,343,782
Service	117,721	123,345	180,975
Other	166,038	104,588	93,655

Total revenues	1,237,497	1,465,246	1,618,412
Expenses:
Costs of products sold, exclusive of depreciation and amortization shown below	874,885	1,144,439	1,258,695
Operating	224,700	155,041	151,385
General and administrative	71,918	75,447	85,836
Depreciation and amortization	48,210	49,823	69,158
(Gain) loss on disposal or impairment of long-lived assets, net	(3,531)	301	105,051

Total expenses	1,216,182	1,425,051	1,670,125

Earnings from equity method investments	36,036	15,004	1,949

Operating income (loss)	57,351	55,199	(49,764)
Other expenses (income):
Interest expense	8,902	60,138	86,121
Foreign currency transaction loss (gain)	298	(3,450)	2,899
Other expense (income), net	21,271	(11,539)	1,439

Total other expenses, net	30,471	45,149	90,459

Income (loss) from continuing operations before income taxes	26,880	10,050	(140,223)
Income tax expense (benefit)	(2,078)	(2,310)	(6,320)

Income (loss) from continuing operations	28,958	12,360	(133,903)
Income (loss) from discontinued operations, net of income taxes	2,939	(9,548)	1,831

Net income (loss)	31,897	2,812	(132,072)
Less: net income attributable to noncontrolling interests	9,797	435	225

Net income (loss) attributable to SemGroup	$22,100	$2,377	$(132,297)

Net income (loss)	$31,897	$2,812	$(132,072)
Other comprehensive income (loss):
Currency translation adjustments	12,635	(13,075)	6,475
Other, net of income tax	(59)	(1,915)	(2,026)

Total other comprehensive income (loss)	12,576	(14,990)	4,449

Comprehensive income (loss)	44,473	(12,178)	(127,623)
Less: comprehensive income attributable to noncontrolling interests	9,797	435	225

Comprehensive income (loss) attributable to SemGroup	$34,676	$(12,613)	$(127,848)

Net income (loss) per common share (Note 18):
Basic	$0.53	$0.06	$(3.20)
Diluted	$0.52	$(0.06)	$(3.20)

The accompanying notes are an integral part of these consolidated financial statements.

SEMGROUP CORPORATION

Consolidated Statements of Changes in Owners’ Equity

(Dollars in thousands)

	Common Stock	Additional Paid-in Capital	Treasury Stock	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interests	Total Owners’ Equity
Balance at December 31, 2009	$414	$1,017,498	$—	$(37,892)	$(3,334)	$1,571	$978,257
Net income (loss)	—	—	—	(132,297)	—	225	(132,072)
Other comprehensive income	—	—	—	—	4,449	—	4,449
Distributions to noncontrolling interests	—	—	—	—	—	(277)	(277)
Non-cash equity compensation	—	6,230	—	—	—	—	6,230
Issuance of common stock under compensation plans	1	(1)	—	—	—	—	—
Deconsolidation of White Cliffs	—	—	—	—	—	(1,371)	(1,371)
Other	—	—	—	—	—	(148)	(148)

Balance at December 31, 2010	415	1,023,727	—	(170,189)	1,115	—	855,068
Net income	—	—	—	2,377	—	435	2,812
Other comprehensive loss	—	—	—	—	(14,990)	—	(14,990)
Non-cash equity compensation	—	8,641	—	—	—	—	8,641
Issuance of common stock under compensation plans	3	(3)	—	—	—	—	—
Net proceeds from public offering of Rose Rock Midstream, L.P. interests	—	—	—	—	—	127,134	127,134

Balance at December 31, 2011	418	1,032,365	—	(167,812)	(13,875)	127,569	978,665
Net income	—	—	—	22,100	—	9,797	31,897
Other comprehensive income	—	—	—	—	12,576	—	12,576
Distributions to noncontrolling interests	—	—	—	—	—	(8,502)	(8,502)
Non-cash equity compensation	—	6,195	—	—	—	308	6,503
Warrants exercised	—	631	—	—	—	—	631
Issuance of common stock under compensation plans	2	(2)	—	—	—	—	—
Repurchase of common stock	—	—	(242)	—	—	—	(242)
Other	—	—	—	38	—	(38)	—

Balance at December 31, 2012	$420	$1,039,189	$(242)	$(145,674)	$(1,299)	$129,134	$1,021,528

The accompanying notes are an integral part of these consolidated financial statements.

SEMGROUP CORPORATION

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010
Cash flows from operating activities:
Net income (loss)	$31,897	$2,812	$(132,072)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Net unrealized (gain) loss related to derivative instruments	1,196	(14,114)	(13,339)
Depreciation and amortization	48,646	51,189	70,882
(Gain) loss on disposal or impairment of long-lived assets, net	(6,621)	9,497	105,050
Equity earnings from investments	(36,036)	(15,004)	(1,949)
Distributions from equity investments	36,440	15,004	1,949
Amortization and write down of debt issuance costs	2,425	30,338	23,601
Deferred tax benefit	(11,818)	(9,847)	(13,719)
Non-cash compensation expense	6,503	8,641	6,230
(Gain) loss on fair value of warrants	21,310	(5,012)	283
Provision for uncollectible accounts receivable, net of recoveries	(315)	(7,421)	10,613
Currency (gain) loss	298	(3,450)	2,901
Changes in operating assets and liabilities (Note 22)	(14,283)	11,408	62,137

Net cash provided by operating activities	79,642	74,041	122,567

Cash flows from investing activities:
Capital expenditures	(119,319)	(65,995)	(48,468)
Proceeds from sale of long-lived assets	2,641	1,125	24,497
Investments in non-consolidated subsidiaries	(78,253)	(3,717)	(867)
Proceeds from sale of non-consolidated affiliate	3,500	—	140,765
Proceeds from the sale of SemStream assets	12,250	93,054	—
Distributions in excess of equity in earnings of affiliates	17,290	12,455	3,819
Deconsolidation of subsidiaries (Note 6)	—	—	(5,519)
Proceeds from surrender of life insurance	—	—	7,016

Net cash provided by (used in) investing activities	(161,891)	36,922	121,243

Cash flows from financing activities:
Debt issuance costs	(707)	(12,533)	(1,958)
Borrowings on debt and other obligations	318,000	263,905	159,213
Principal payments on debt and other obligations	(222,066)	(503,189)	(348,734)
Distributions to noncontrolling interests	(8,502)	—	(277)
Repurchase of common stock	(242)	—	—
Net proceeds from sale of limited partner interests in Rose Rock Midstream, L.P.	—	127,134	—

Net cash provided by (used in) financing activities	86,483	(124,683)	(191,756)

Effect of exchange rate changes on cash and cash equivalents	(610)	(34)	(3,812)
Change in cash and cash equivalents	3,624	(13,754)	48,242
Change in cash and cash equivalents included in discontinued operations	2,792	(454)	1,387

Change in cash and cash equivalents from continuing operations	6,416	(14,208)	49,629

Cash and cash equivalents at beginning of period	73,613	87,821	38,192

Cash and cash equivalents at end of period	$80,029	$73,613	$87,821

The accompanying notes are an integral part of these consolidated financial statements.

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

1.	OVERVIEW

SemGroup Corporation is a Delaware corporation headquartered in Tulsa, Oklahoma that provides diversified services for end-users and consumers of crude oil, natural gas, natural gas liquids, refined products and asphalt. SemGroup Corporation began operations on November 30, 2009, as the successor entity of SemGroup, L.P., which was an Oklahoma limited partnership.

On July 22, 2008 (the “Petition Date”), SemGroup, L.P. and certain subsidiaries filed petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Also on July 22, 2008, SemGroup, L.P.’s Canadian subsidiaries filed applications for creditor protection in Canada under the Companies’ Creditors Arrangement Act (the “CCAA”). Later during 2008, certain other U.S. subsidiaries filed petitions for reorganization. While in bankruptcy, SemGroup, L.P. filed a Plan of Reorganization with the court, which was confirmed on October 28, 2009. The Plan of Reorganization determined, among other things, how pre-Petition Date obligations would be settled, the equity structure of the reorganized company upon emergence, and the financing arrangements upon emergence. SemGroup Corporation emerged from bankruptcy on November 30, 2009 (the “Emergence Date”).

The accompanying consolidated financial statements include the activities of SemGroup Corporation from January 1, 2010 through December 31, 2012. The terms “we,” “our,” “us,” “the Company” and similar language used in these notes to consolidated financial statements refer to SemGroup Corporation and its subsidiaries.

Our reportable segments include the following:

•	We previously referred to our crude business as SemCrude, but following the contribution of SemCrude, L.P. to Rose Rock Midstream, L.P. (“Rose Rock”), we now refer to this reportable segment as “Crude”. Crude conducts crude oil transportation, storage, terminalling, gathering, blending, and marketing operations in the United States. Crude’s assets include

•	the 2% general partner interest and 58% of the limited partner interest in Rose Rock, which owns an approximate 640-mile crude oil pipeline network in Kansas and Oklahoma, a crude oil gathering, storage and marketing business in the Bakken Shale in North Dakota and Montana and a crude oil storage facility in Cushing, Oklahoma with a capacity of 7.0 million barrels; and

•	a 51% ownership interest in White Cliffs Pipeline, L.L.C. (“White Cliffs”), which owns a 527-mile pipeline that transports crude oil from Platteville, Colorado to Cushing, Oklahoma (“the White Cliffs Pipeline”).

•	SemStream, which owns 9,133,409 common units representing 18% of the total limited partner interests, as of September 30, 2012, in NGL Energy Partners LP (“NGL Energy”), which owns and operates wholesale and retail propane storage and distribution assets, crude oil logistics and water treatment services in the United States, and a 6.42% interest in the general partner of NGL Energy. We report the results of our investment in NGL Energy on a one-quarter lag (Note 5).

•	SemCAMS, which provides natural gas gathering and processing services in Alberta, Canada. SemCAMS owns working interests in, and operates, four natural gas processing plants and a network of over 600 miles of natural gas gathering and transportation pipelines.

•	SemGas, which provides natural gas gathering and processing services in the United States. SemGas owns and operates over 900 miles of gathering pipelines in Kansas, Oklahoma, and Texas and three processing plants in Oklahoma and Texas.

•	SemLogistics, which provides refined product and crude oil storage services in the United Kingdom. SemLogistics owns a facility in Wales that has a storage capacity of approximately 8.7 million barrels.

•	SemMexico, which purchases, produces, stores, and distributes liquid asphalt cement products in Mexico. SemMexico operates twelve manufacturing plants, two emulsion distribution terminals and two portable rail unloading facilities.

We previously had a seventh segment, SemCanada Crude, which aggregated and blended crude oil in Western Canada. Due to adverse market conditions impacting this segment, we sold the property, plant and equipment of SemCanada Crude in late 2010 and began winding down its operations (Note 6).

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

2.	CONSOLIDATION AND BASIS OF PRESENTATION

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

Consolidated subsidiaries

Our consolidated financial statements include the accounts of our controlled subsidiaries, including Rose Rock. All significant transactions between our consolidated subsidiaries have been eliminated. Outside ownership interests in consolidated subsidiaries are reported as non-controlling interests in the consolidated financial statements.

Proportionally consolidated assets

Our SemCAMS segment owns undivided interests in certain natural gas gathering and processing assets, for which we record only our proportionate share of the assets on the consolidated balance sheets. The net book value of the property, plant and equipment recorded by us associated with these undivided interests is approximately $174.1 million at December 31, 2012. We serve as operator of these facilities and incur the costs of operating the facilities (recorded as operating expenses in the consolidated statements of operations) and charge the other owners for their proportionate share of the costs (recorded as other revenue in the consolidated statements of operations).

Equity method investments

At the end of September 2010, we sold a portion of our ownership interests in White Cliffs to two unaffiliated parties, which reduced our ownership interest in White Cliffs from approximately 99% to 51%. Upon closing of this sale, the other owners received substantive rights to participate in the management of White Cliffs. Because of this, we deconsolidated White Cliffs at the end of September 2010, and began accounting for it under the equity method. In January 2013, we sold a one-third interest in SemCrude Pipeline, which holds the 51% interest in White Cliffs, to our consolidated subsidiary Rose Rock. We will continue to account for our interest under the equity method. No gain was recorded on the transaction as it was between entities under common control.

On November 1, 2011, we contributed the long-lived assets and certain working capital of our SemStream segment to NGL Energy in return for limited partner interests in NGL Energy, an interest in the general partner of NGL Energy, and cash for working capital. We hold two seats on the board of directors of the general partner of NGL Energy, and we account for our investment in NGL Energy and its general partner under the equity method.

In May 2012, we formed a joint venture, Glass Mountain Pipeline, LLC (“GMP” or “Glass Mountain”), to construct, maintain and operate a 210-mile crude oil pipeline system originating in Alva and Arnett, Oklahoma and terminating at Cushing, Oklahoma. Construction of the pipeline is expected to be completed by the Fall of 2013.

Discontinued operations

The consolidated financial statements present discontinued operations for certain disposed subsidiaries, as described in Note 7. As part of the process of reorganizing to emerge from bankruptcy, we disposed of SemFuel, SemMaterials, and SemEuro Supply. During 2012, we completed the disposition of SemStream’s residential propane supply business in Arizona.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES—The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts and disclosures in the financial statements. Our significant estimates include, but are not limited to: (1) allowances for doubtful accounts receivable; (2) estimated useful lives of assets, which impact depreciation; (3) estimated fair values of long-lived assets used in impairment tests; (4) fair values of derivative instruments; and (5) accrual and disclosure of contingent losses. Although management believes these estimates are reasonable, actual results could differ materially from these estimates.

CASH AND CASH EQUIVALENTS—Cash includes currency on hand and demand and time deposits with banks or other financial institutions. Cash equivalents include highly liquid investments with maturities of three months or less at the date of purchase. Balances at financial institutions may exceed federally insured limits.

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

RESTRICTED CASH—Our Plan of Reorganization specified the total amount of consideration we would provide to all pre-petition creditors in settlement of their claims. At December 31, 2012, we had not yet completed the process of disbursing funds to settle pre-petition claims, as we had not yet completed the process of resolving all of the claims. The restricted cash balance at December 31, 2012 includes $33.7 million of cash that is restricted for this purpose. The December 31, 2012 restricted cash balance also includes $1.0 million of cash that is restricted for other purposes.

ACCOUNTS RECEIVABLE—Accounts receivable are reported net of the allowance for doubtful accounts. Our assessment of the allowance for doubtful accounts is based on several factors, including the overall creditworthiness of our customers, existing economic conditions, and the amount and age of past due accounts. We enter into netting arrangements with certain counterparties to help mitigate credit risk. Receivables subject to netting are presented as gross receivables (with the related accounts payable also presented gross) until such time as the balances are settled. Receivables are considered past due if full payment is not received by the contractual due date. Past due accounts are written off against the allowance for doubtful accounts only after all collection attempts have been exhausted.

INVENTORIES—Inventories primarily consist of natural gas and natural gas liquids, crude oil, and asphalt. Inventories are valued at the lower of cost or market, with cost generally determined using the weighted-average method. The cost of inventory includes applicable transportation costs.

We enter into exchanges with third parties whereby we acquire products that differ in location, grade, or delivery date from products we have available for sale. These exchanges are valued at cost, and although a transportation, location or product differential may be recorded, generally no gain or loss is recognized.

PROPERTY, PLANT AND EQUIPMENT—Property, plant and equipment is recorded at cost. We capitalize costs that extend or increase the future economic benefits of property, plant and equipment, and expense maintenance costs that do not. When assets are disposed of, their cost and related accumulated depreciation are removed from the balance sheet, and any resulting gain or loss is recorded as a gain or loss on disposal or impairment of long-lived assets in the consolidated statements of operations.

Our SemCAMS segment operates plants which periodically undergo planned major maintenance activities, typically occurring every four to five years. Planned major maintenance projects that do not increase the overall life or capacity of the related assets are recorded in operating expense as incurred, whereas major maintenance activity costs that materially increases the life or capacity of the underlying assets are capitalized. When maintenance expenses are recoverable from the producers who use the plants, they are recorded as revenue, and typically include a 10% overhead fee.

Depreciation is calculated primarily on the straight-line method over the following estimated useful lives:

Pipelines and related facilities	10 – 31 years
Storage and terminal facilities	10 – 25 years
Natural gas gathering and processing facilities	10 – 31 years
Office and other property and equipment	3 – 31 years

LINEFILL—Pipelines and storage facilities generally require a minimum volume of product in the system to enable the system to operate. Such product, known as linefill, is generally not available to be withdrawn from the system. Linefill owned by us in facilities operated by us is recorded at historical cost, is included in property, plant and equipment in the consolidated balance sheets, and is not depreciated. We also own linefill in third party facilities, which is included in inventory or in other noncurrent assets on the consolidated balance sheets.

IMPAIRMENT OF LONG-LIVED ASSETS—We test long-lived asset groups for impairment when events or circumstances indicate that the net book value of the asset group may not be recoverable. We test an asset group for impairment by estimating the undiscounted cash flows expected to result from its use and eventual disposition. If the estimated undiscounted cash flows are lower than the net book value of the asset group, we then estimate the fair value of the asset group and record a reduction to the net book value of the assets and a corresponding impairment loss.

GOODWILL—We test goodwill for impairment on an annual basis, or more often if circumstances warrant, by estimating the fair value of the asset group to which the goodwill relates and comparing this fair value to the net book value of the asset group. If fair value is less than net book value, we estimate the implied fair value of goodwill, reduce the book value of the goodwill to the implied fair value, and record a corresponding impairment loss. Our policy is to test goodwill for impairment on October 1 of each year. See Note 6 for discussion of goodwill impairment.

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

During September 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-08, “Testing Goodwill for Impairment”. This ASU is designed to simplify how entities test goodwill for impairment. Under the new standard, an entity may first assess qualitative factors to determine whether it is more likely than not that the fair value of an asset group is less than the carrying amount, for the purpose of determining whether it is necessary to estimate the fair value of the asset group to which the goodwill relates. We adopted this guidance on January 1, 2012 and tested goodwill for impairment on October 1st in accordance with our policy. However, we did not elect to perform the qualitative assessment for the 2012 impairment testing.

EQUITY METHOD INVESTMENTS—We account for an investment under the equity method when we have significant influence over, but not control of, the significant operating decisions of the investee. Under the equity method, we record in the consolidated statements of operations our share of the earnings or losses of the investee, with a corresponding adjustment to the investment balance on our consolidated balance sheet. When we receive a distribution from an equity method investee, we record a corresponding reduction to the investment balance.

For equity method investments for which we do not expect earnings information to be consistently available to record earnings in the quarter in which they are generated, our policy is to record equity earnings on a one-quarter lag. This does not have a material impact on our financial statements.

DEBT ISSUANCE COSTS—Costs incurred in connection with the issuance of long-term debt are reported as other noncurrent assets and are amortized to interest expense using the straight-line method over the term of the related debt. Use of the straight-line method of amortization does not differ materially from the “effective interest” method.

COMMODITY DERIVATIVE INSTRUMENTS—We generally record the fair value of commodity derivative instruments on the consolidated balance sheets and the change in fair value as an increase or decrease to product revenue.

As shown in Note 13, the fair value of commodity derivatives at December 31, 2012 and 2011 are recorded to other current assets or other current liabilities on the consolidated balance sheets. Related margin deposits are recorded to other current assets or other current liabilities on the consolidated balance sheets. Margin deposits are not generally netted against derivative assets or liabilities.

The fair value of a derivative contract is determined based on the nature of the transaction and the market in which the transaction was executed. Quoted market prices, when available, are used to value derivative transactions. In situations where quoted market prices are not readily available, we estimate the fair value using other valuation techniques that reflect the best information available under the circumstances. Fair value measurements of derivative assets include consideration of counterparty credit risk. Fair value measurements of derivative liabilities include consideration of our creditworthiness.

We have elected “normal purchase” and “normal sale” treatment for certain commitments to purchase or sell petroleum products at future dates. This election is only available when a transaction that would ordinarily meet the definition of a derivative but instead is expected to result in physical delivery of product over a reasonable period in the normal course of business and is not expected to be net settled. Agreements accounted for under this election are not recorded at fair value; instead, the transaction is recorded when the product is delivered.

PAYABLES TO PRE-PETITION CREDITORS—Our Plan of Reorganization specified the total amount of consideration we would provide to all pre-petition creditors in settlement of their claims. At December 31, 2012, we had not yet completed the process of disbursing funds to settle pre-petition claims, as we had not yet completed the process of resolving all of the claims. We recorded a liability of $32.9 million at December 31, 2012 associated with these obligations and a liability $0.6 million which is associated with discontinued operations and is reported within other current liabilities. Restricted cash of $33.7 million is held in accounts restricted for this purpose.

CONTINGENT LOSSES—We record a liability for a contingent loss when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. We record attorneys’ fees incurred in connection with a contingent loss at the time the fees are incurred. We do not record liabilities for attorneys’ fees that are expected to be incurred in the future.

ASSET RETIREMENT OBLIGATIONS—Asset retirement obligations include legal or contractual obligations associated with the retirement of long-lived assets, such as requirements to incur costs to dispose of equipment or to remediate the environmental impacts of the normal operation of the assets. We record liabilities for asset retirement obligations when a known obligation exists under current law or contract and when a reasonable estimate of the value of the liability can be made.

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

DISCONTINUED OPERATIONS—We classify a component of our business as a discontinued operation when we commit to a plan to sell the component and believe it is probable that a sale will be completed within one year. A component that is disposed of in a manner other than by sale is classified as discontinued when the component is actually disposed. Investments accounted for under the equity method, or the cost method, do not qualify for treatment as discontinued operations. A component that is disposed of may not qualify for treatment as a discontinued operation if we have significant continuing involvement in the operations of the component after the disposal.

Once a component meets the requirements to be classified as a discontinued operation, previous financial statements are retrospectively adjusted to reflect the component as a discontinued operation for all periods presented. Income and losses of discontinued operations (excluding corporate general and administrative expense allocations) are combined into one line on the consolidated statements of operations. The cash flows from discontinued operations are not separately identified in the consolidated statements of cash flows.

REVENUE RECOGNITION—Sales of product, as well as gathering and marketing revenues, are recognized at the time title to the product transfers to the purchaser, which typically occurs upon receipt of the product by the purchaser. Terminal and storage revenues are recognized at the time the service is performed. Revenue for the transportation of product is recognized upon delivery of the product to its destination. Certain revenue transactions are reported on a net basis, including derivative instruments considered held for trading purposes and certain buy/sell transactions (see “Purchases and Sales of Inventory with the Same Counterparty”). Other revenue primarily represents operating cost recovery from working interest owners in certain processing plants and is recorded when earned in accordance with the terms of related agreements. Taxes collected from customers and remitted to governmental authorities are recorded on a net basis (excluded from revenue).

COSTS OF PRODUCTS SOLD—Costs of products sold consists of the cost to purchase the product, the cost to transport the product to the point of sale, and the cost to store the product until it is sold.

PURCHASES AND SALES OF INVENTORY WITH THE SAME COUNTERPARTY—We routinely enter into transactions to purchase inventory from, and sell inventory to, the same counterparty. Such transactions that are entered into in contemplation of one another are recorded on a net basis.

CURRENCY TRANSLATION—The consolidated financial statements are presented in U.S. dollars. Our segments operate in four countries, and each segment has identified a “functional currency,” which is the primary currency in the environment in which the segment operates. The functional currencies include the U.S. dollar, the Canadian dollar, the British pound sterling, and the Mexican peso.

At the end of each reporting period, the assets and liabilities of each segment are translated from its functional currency to U.S. dollars using the exchange rate at the end of the month. The monthly results of operations of each segment are generally translated from its functional currency to U.S. dollars using the average exchange rate during the month. Changes in exchange rates result in currency translation gains and losses, which are recorded within other comprehensive income (loss).

Certain segments also enter into transactions in currencies other than their functional currencies. At the end of each reporting period, each segment re-measures the related receivables, payables, and cash to its functional currency using the exchange rate at the end of the period. Changes in exchange rates between the time the transactions were entered into and the end of the reporting period result in currency transaction gains or losses, which are recorded in the consolidated statements of operations.

INCOME TAXES—Deferred income taxes are accounted for under the liability method, which takes into account the differences between the basis of the assets and liabilities for financial reporting purposes and amounts recognized for income tax purposes. We record valuation allowances on deferred tax assets when, in the opinion of management, it is more likely than not that the asset will not be recovered.

We monitor uncertain tax positions and we recognize tax benefits only when management believes the relevant tax positions would more likely than not be sustained upon examination. We record any interest and any penalties related to income taxes within income tax expense in the consolidated statements of operations.

RECLASSIFICATIONS—Certain reclassifications have been made to conform prior year balances to the current year presentation.

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

PENSION BENEFITS—Pension cost and obligations are actuarially determined and are affected by assumptions including expected return on plan assets, discount rates, compensation increases, and employee turnover rates. We evaluate our assumptions periodically and make adjustments to these assumptions and the recorded liability as necessary. Actuarial gains or losses are amortized on a straight-line basis over the expected remaining service life of employees in the pension plan.

EQUITY-BASED COMPENSATION—We grant certain of our employees equity-based compensation awards which vest contingent on continued service of the recipient and, in some cases, on their achievement of specific performance targets. We record compensation expense for these outstanding awards over applicable service or performance periods based on their grant date fair value with a corresponding increase to additional paid-in capital. The expense to be recorded over the life of the awards is discounted for expected forfeitures during the vesting period.

COMPREHENSIVE INCOME (LOSS) AND ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)—Comprehensive income (loss) is defined as a change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources and includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. Our comprehensive income (loss) consists of currency translation adjustments, changes in the funded status of pension benefit plans and changes in the fair value of interest rate swaps.

During June 2011, the FASB issued ASU No. 2011-05, “Presentation of Comprehensive Income”. This ASU is designed to improve the comparability, consistency and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income. The amendments require that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. This standard is complied with in these consolidated financial statements. In December 2011, the FASB issued ASU 2011-12, “Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05,” which deferred certain presentation requirements in ASU 2011-05 for items reclassified out of accumulated other comprehensive income. We adopted this guidance on January 1, 2012. The impact of adoption was not material.

On February 5, 2013, the FASB issued ASU 2013-02, “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income”. This ASU adds new disclosure requirements for items reclassified out of accumulated other comprehensive income (“AOCI”). The ASU is intended to help entities improve the transparency of changes in other comprehensive income (“OCI”) and items reclassified out of AOCI in their financial statements. It does not amend any existing requirements for reporting net income or OCI in the financial statements. We will adopt this guidance in the first quarter of 2013. We do not expect the impact of adoption to be material.

4.	ROSE ROCK MIDSTREAM, L.P.

On December 14, 2011, our subsidiary Rose Rock Midstream, L.P. completed an initial public offering (“IPO”) in which it sold 7.0 million common units representing limited partner interests. We received proceeds of $127.1 million from this offering, net of underwriter discounts and other fees associated with the offering. We used these proceeds to make principal payments on long-term debt.

At December 31, 2012, we owned the 2% general partner interest and 58% of the limited partner interests that include 1,389,709 common units and 8,389,709 subordinated units of Rose Rock. We also own certain incentive distribution rights, which are described below. We control the operations of Rose Rock through our ownership of the general partner interest, and we continue to consolidate Rose Rock. The outside ownership interests in Rose Rock are reflected in “non-controlling interests in consolidated subsidiaries” on our consolidated balance sheet at December 31, 2012. The portion of the net income of Rose Rock subsequent to the initial public offering that is attributable to outside owners is reflected within “net income attributable to non-controlling interests” in our consolidated statement of operations for the year ended December 31, 2012.

Rose Rock intends to pay a minimum quarterly distribution of $0.3625 per unit to the extent it has sufficient available cash, as defined in Rose Rock’s partnership agreement. Rose Rock’s partnership agreement requires Rose Rock to distribute all of its available cash each quarter in the following manner:

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

4.	ROSE ROCK MIDSTREAM, L.P., Continued

	Total Quarterly Distributions Per Unit Target Amount				Marginal Percentage Interest in Distributions
					Unitholders	General Partner	Incentive Distribution Rights
Minimum Quarterly Distributions				$0.362500	98.0%	2.0%	—
First Target Distribution	above	$0.362500	up to	$0.416875	98.0%	2.0%	—
Second Target Distribution	above	$0.416875	up to	$0.453125	85.0%	2.0%	13.0%
Third Target Distribution	above	$0.453125	up to	$0.543750	75.0%	2.0%	23.0%
Thereafter			above	$0.543750	50.0%	2.0%	48.0%

The following table shows the distributions paid (in thousands, except for per unit amounts):

					Distributions Paid
					SemGroup				Noncontrolling
Quarter Ended	Record Date	Payment Date	Distribution Per Unit		General Partner	Incentive Distri- butions	Common Units	Subord- inated Units	Interest Common Units	Total Distributions
December 31, 2011*	February 3, 2012	February 13, 2012	$0.0670	*	$23	$—	$93	$561	$470	$1,147
March 31, 2012	May 7, 2012	May 15, 2012	$0.3725		$128	$—	$517	$3,125	$2,607	$6,377
June 30, 2012	August 6, 2012	August 14, 2012	$0.3825		$131	$—	$532	$3,209	$2,678	$6,550
September 30, 2012	November 5, 2012	November 14, 2012	$0.3925		$134	$—	$545	$3,294	$2,748	$6,721
December 31, 2012	February 4, 2013	February 14, 2013	$0.4025		$167	$—	$1,164	$3,377	$3,623	$8,331

*	Minimum quarterly distribution for quarter ended December 31, 2011 was prorated for the period beginning immediately after the closing of Rose Rock’s IPO, December 14, 2011 through December 31, 2011.

Certain summarized balance sheet information of Rose Rock is shown below (in thousands):

	December 31, 2012	December 31, 2011
Cash	$108	$9,709
Other current assets	250,509	156,873
Property, plant and equipment	291,530	276,246
Other noncurrent assets	2,579	2,666

Total assets	$544,726	$445,494

Current liabilities	$231,843	$140,553
Long-term debt	4,562	87
Partners’ capital attributable to SemGroup	179,187	177,323
Partners’ capital attributable to noncontrolling interests	129,134	127,531

Total liabilities and partners’ capital	$544,726	$445,494

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

4.	ROSE ROCK MIDSTREAM, L.P., Continued

Certain summarized income statement information of Rose Rock for the years ended December 31, 2012, 2011, and 2010 is shown below (in thousands):

	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010
Revenue	$620,417	$431,321	$208,081
Costs of products sold	$546,966	$366,265	$146,614
Operating, general and administrative expenses	$35,385	$28,816	$28,058
Depreciation and amortization expense	$12,131	$11,379	$10,435
Net income	$23,954	$23,235	$23,477

The results of Rose Rock included in the table above for the year ended December 31, 2011 include the activity of its predecessor prior to November 29, 2011. The predecessor included SemCrude, L.P., a wholly-owned subsidiary of SemGroup Corporation (exclusive of SemCrude’s ownership interests in SemCrude Pipeline, L.L.C., which holds a 51% ownership interest in White Cliffs, and Eaglwing, L.P. (“Eaglwing”), which is also a wholly-owned subsidiary of SemGroup Corporation).

On January 11, 2013, we contributed a one-third interest in SemCrude Pipeline, L.L.C. to Rose Rock in exchange for (i) cash of approximately $189.5 million, (ii) the issuance of 1.5 million common units, (iii) the issuance of 1.25 million Class A units and (iv) an increase of the capital account of the general partner of Rose Rock and a related issuance of general partner interest, to allow the general partner of Rose Rock to maintain its two percent general partner interest. The Class A units are not entitled to receive any distribution of available cash (other than upon liquidation) prior to the first day of the month immediately following the first month for which the average daily throughput volumes on the White Cliffs Pipeline for such month are 125,000 barrels per day or greater. Upon such date, the Class A units will automatically convert into common units. SemCrude Pipeline, L.L.C. owns a 51% membership interest in White Cliffs, giving Rose Rock an indirect 17% interest in White Cliffs.

As this transaction was between parties under common control, Rose Rock recorded its interest in SemCrude Pipeline, L.L.C. at SemGroup’s historical value and as such no gain on the sale was recognized by SemGroup. Proceeds in excess of the historical value were accounted for as a dividend from Rose Rock to SemGroup.

In connection with this transaction, Rose Rock issued and sold 2.0 million common units to third-party purchasers in a private placement for aggregate consideration of approximately $59.3 million. In addition, Rose Rock exercised the accordion feature of its revolving credit facility and increased the total borrowing capacity under the credit facility from $150 million to $385 million and made a borrowing of $133.5 million under the credit facility. The proceeds from the private placement and the borrowing were used by Rose Rock to fund the cash consideration in the transaction with us and to pay certain related transaction costs and expenses. Subsequent to the transaction, SemGroup owns 58.2% of Rose Rock’s limited partner interest and its 2% general partner interest.

SemGroup incurred approximately $0.9 million of expense associated with the transaction. Rose Rock incurred approximately $3.2 million of expense, of which approximately $1.2 million of equity issuance costs were offset against proceeds, $1.5 million were related to the borrowing and were deferred, and $0.5 million were expensed.

5.	INVESTMENTS IN NON-CONSOLIDATED SUBSIDIARIES

White Cliffs

Until the end of September 2010, we owned 99.17% of White Cliffs, and the remaining interests were held by two unaffiliated parties. During 2010, both of these parties exercised their rights under an agreement to purchase additional ownership interests in White Cliffs. Subsequent to the closing of these transactions, we own 51% of White Cliffs. After purchasing these ownership interests, the other owners have substantive rights to participate in the management of White Cliffs; because of this, we deconsolidated White Cliffs at the end of September 2010, and began accounting for it under the equity method.

In August 2012, the owners of White Cliffs approved an expansion project to construct a 12” pipeline from Platteville, Colorado to Cushing, Oklahoma. The project is expected to cost approximately $300 million which will be funded by capital calls to owners. Our funding requirement will be 51% of the total cost. We contributed approximately $2.3 million for project funding in the fourth quarter of 2012 and estimate our expected contributions to be $119.3 million and $29.5 million for 2013 and 2014, respectively.

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

5.	INVESTMENTS IN NON-CONSOLIDATED SUBSIDIARIES, Continued

At the time White Cliffs was deconsolidated, we recorded a loss of $6.8 million on the disposed ownership interest. In September 2012, we reached a settlement in a dispute concerning the selling price of that ownership interest and reduced the loss by $3.5 million. This $3.5 million gain is reported in gain on disposal or impairment of long-lived assets, net in the consolidated statements of operations and comprehensive income (loss).

Certain summarized balance sheet information of White Cliffs is shown below (in thousands):

	December 31, 2012	December 31, 2011
Current assets	$21,508	$11,653
Property, plant and equipment, net	210,710	222,473
Goodwill	17,000	17,000
Other intangible assets, net	26,369	33,073

Total assets	$275,587	$284,199

Current liabilities	$3,412	$3,259
Members’ equity	272,175	280,940

Total liabilities and members’ equity	$275,587	$284,199

Under the equity method, we do not report the individual assets and liabilities of White Cliffs on our consolidated balance sheets. Instead, our ownership interest is reflected in one line as a noncurrent asset on our consolidated balance sheets.

Certain summarized income statement information of White Cliffs for the years ended December 31, 2012 and 2011 and the three months ended December 31, 2010 is shown below (in thousands):

	Year Ended December 31, 2012	Year Ended December 31, 2011	(unaudited) Three Months Ended December 31, 2010
Revenue	$108,125	$66,097	$13,619
Operating, general and administrative expenses	$14,821	$12,746	$3,294
Depreciation and amortization expense	$19,963	$20,842	$5,680
Net income	$73,341	$32,509	$4,645
Distributions paid to SemGroup	$44,514	$27,459	$5,768

The equity in earnings of White Cliffs for the years ended December 31, 2012 and 2011 and the three months ended December 31, 2010 reported in our consolidated statement of operations is less than 51% of the net income of White Cliffs for the same period. This is due to certain general and administrative expenses we incur in managing the operations of White Cliffs that the other owners are not obligated to share. Such expenses are recorded by White Cliffs, and are allocated to our ownership interests. White Cliffs recorded $2.0 million, $3.2 million and $0.9 million of such general and administrative expense during the years ended December 31, 2012 and 2011 and the three months ended December 31, 2010, respectively.

Our ownership interest in White Cliffs is significant as defined by Securities and Exchange Commission’s Regulation S-X Rule 1-02(w). Accordingly, as required by Regulation S-X Rule 3-09, we have included the audited financial statements of White Cliffs as of and for the years ended December 31, 2012 and 2011 and for the three months ended December 31, 2010 as an exhibit to this Form 10-K.

NGL Energy

On November 1, 2011, we acquired 8,932,031 common units representing limited partner interests in NGL Energy and a 7.5% interest in the general partner of NGL Energy. As part of this transaction, we agreed to waive our distribution rights on certain of the common units for a specified period of time. We recorded our investment in NGL Energy at the acquisition date fair value, estimated to be $184.0 million. We derived our estimate of the fair value of our limited partner interests in NGL Energy using the closing price of limited partner units on October 31, 2011, adjusted to reflect the waiver of certain distribution rights. The waiver on these distribution rights expired in September 2012.

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

5.	INVESTMENTS IN NON-CONSOLIDATED SUBSIDIARIES, Continued

Our limited and general partner ownership interest was diluted in connection with an NGL Energy acquisition completed June 19, 2012. In conjunction with the June 2012 transaction, we received 201,378 additional common units bringing our total ownership to 9,133,409 common units representing limited partner interests (which represented approximately 18% of the total 50,769,785 limited partner units of NGL Energy outstanding at September 30, 2012) and a 6.42% interest in the general partner of NGL.

At December 31, 2012, the fair value of our 9,133,409 common units in NGL Energy was $213 million, based on a December 31, 2012 closing price of $23.32 per common unit. This does not reflect our 6.42% interest in the general partner of NGL Energy.

The fair value of our limited partner investment in NGL Energy is categorized as a Level 1 measurement as it is based on quoted market prices.

The excess of the recorded amount of our investment over the book value of our share of the underlying net assets primarily represents equity method goodwill.

Certain unaudited summarized balance sheet information of NGL Energy is shown below (in thousands):

(unaudited)
September 30, 2012
Current assets	$736,297
Property plant and equipment, net	425,641
Goodwill	515,881
Intangible and other assets, net	351,600

Total assets	$2,029,419

Current liabilities	$653,101
Long-term debt	569,903
Other noncurrent liabilities	2,599
Partners’ equity	803,816

Total liabilities and partners’ equity	$2,029,419

Our policy is to record our equity in earnings of NGL Energy on a one-quarter lag, as we do not expect information on the earnings of NGL Energy to always be available in time to consistently record the earnings in the quarter in which they are generated. Accordingly, we have recorded losses representing our equity in earnings of NGL Energy of $0.4 million in our consolidated statement of operations and comprehensive income (loss) for the year ended December 31, 2012, which relate to the earnings of NGL Energy for the twelve months ended September 30, 2012, prorated for the period of time we held our ownership interest in NGL Energy.

Certain unaudited summarized income statement information of NGL Energy for the twelve months ended September, 2012 is shown below (in thousands):

(unaudited) Twelve Months Ended September 30, 2012
Revenue	$2,371,524
Costs of products sold	$2,182,263
Operating, general and administrative expenses	$125,889
Depreciation and amortization expense	$34,621
Net income	$5,405

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

5.	INVESTMENTS IN NON-CONSOLIDATED SUBSIDIARIES, Continued

In 2012, SemGroup received cash distributions from NGL Energy of $9.2 million. These distributions were based on NGL Energy’s results for the twelve months ended September 30, 2012.

Our ownership interest in NGL Energy is significant as defined by Securities and Exchange Commission’s Regulation S-X Rule 1-02(w). Accordingly, as required by Regulation S-X Rule 3-09, we will amend this Form 10-K to include the audited financial statements of NGL Energy as of March 31, 2013 and 2012 and for each of the three years in the period ended March 31, 2013 as an exhibit, when available.

Glass Mountain Pipeline LLC

In April 2012, we formed a joint venture, Glass Mountain, to construct, maintain and operate a 210-mile crude oil pipeline system originating in Alva and Arnett, Oklahoma and terminating at Cushing, Oklahoma. Construction of the pipeline is expected to be completed by the end of 2013. Once the pipeline is in service, it will be operated by a subsidiary of Rose Rock. Our original ownership interest in GMP was 25%. In September 2012, we acquired an additional 25% ownership interest in GMP, bringing our total ownership percentage in GMP at December 31, 2012 to 50%. As of December 31, 2012, we have invested $74.4 million in GMP, including our capital contributions, amounts paid to acquire the additional ownership percentage, and capitalized interest. We also assumed the responsibility for future capital contributions related to the additional 25% ownership interest. As of December 31, 2012, we expect to make additional contributions of approximately $51.6 million in 2013. We account for our investment in GMP using the equity method.

Under the equity method, we do not report the individual assets and liabilities of GMP on our consolidated balance sheets. Instead, our ownership interest is reflected in one line as a noncurrent asset on our consolidated balance sheets.

Our ownership interest in GMP is not significant as defined by Securities and Exchange Commission’s Regulation S-X Rule 1-02(w). Accordingly, no audited financial statements of GMP as of and for the year ended December 31, 2012 have been included as an exhibit to this Form 10-K.

6.	DISPOSALS AND IMPAIRMENTS OF LONG-LIVED ASSETS

Year Ended December 31, 2012

Gains (losses) recorded during the year ended December 31, 2012 related to the disposal or impairment of long-lived assets included the following (in thousands):

Event	Segment	Pre-Tax Gain
White Cliffs settlement (a)	Crude	$3,500
Sale of SemStream residential division assets and liabilities (b)	SemStream	3,090

(a)	We sold a portion of our ownership interest in White Cliffs during September 2010. At the time, we recorded a loss of $6.8 million on disposal of that asset. In September 2012, we reached a settlement in a dispute concerning the selling price of that ownership interest and reduced the loss by $3.5 million. This $3.5 million gain is reported in gain on disposal or impairment of long-lived assets, net in the consolidated statements of operations and comprehensive income (loss).
(b)	On September 12, 2012, we entered into a definitive agreement to sell the assets and liabilities of SemStream’s Arizona residential business which was subject to regulatory approval by the Arizona Corporation Commission (the “ACC”). In early December 2012, the ACC granted SemStream regulatory approval to proceed with the sale. The sale closed on December 31, 2012 and resulted in a gain of $3.1 million on a cash sales price of $12.3 million The $3.1 million gain is reported in income from discontinued operations, net of income taxes, in the the consolidated statement of operations and comprehensive income (loss). Property, plant, and equipment with a carrying value of $9.4 million represented the majority of assets included in the sale.

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

6.	DISPOSALS AND IMPAIRMENTS OF LONG-LIVED ASSETS, Continued

Year Ended December 31, 2011

Gains (losses) recorded during the year ended December 31, 2011 related to the disposal or impairment of long-lived assets included the following (in thousands):

Event	Segment	Pre-Tax Gain (Loss)
Contribution of SemStream assets to NGL Energy (a)	SemStream	$44,266
SemStream residential division impairment (b)	SemStream	(8,684)
SemLogistics goodwill impairment (c)	SemLogistics	(44,663)

(a)	On November 1, 2011, we contributed certain assets and liabilities of our SemStream segment to NGL Energy. On that date these assets and liabilities had the net book values (in thousands) below. However, these values were subject to post closing adjustments, which have since been completed, and resulted in a $2.1 million working capital adjustment.

Inventory	$107,858
Other current assets	11,263
Property plant and equipment	47,756
Goodwill	50,071
Other intangible assets	12,408
Other noncurrent assets	2,818
Other current liabilities	(2,947)
Other noncurrent liabilities	(172)

Net assets contributed	$229,055

In return for this contribution, we received $93.0 million of cash and ownership interests in NGL Energy and its general partner with an estimated fair value of $184.0 million. We recorded a gain of $44.3 million on this transaction, which includes the impact of a $2.1 million working capital adjustment and the write-off of $1.6 million of software. Additionally, $2.2 million of capitalized loan fees were written-off as a result of long-term debt payments made from the proceeds of this transaction.

(b)	We test all of our goodwill for impairment as of October 1 of each year. Upon completing this impairment test for 2012, we concluded that the goodwill and other intangible assets attributable to the Arizona residential business of our SemStream segment (which was not contributed to NGL Energy) were impaired. To calculate the impairment loss, we estimated the fair value of this reporting unit using the present value of estimated future cash flows, discounted at a rate of 9.4%, and recorded a full impairment of the $3.6 million balance of goodwill and the $5.0 million balance of other intangible assets associated with customer relationships. No impairment was recorded related to the regulated assets of the Arizona residential business in accordance with FASB Accounting Standards Codification (“ASC”) Topic 980 – Regulated Operations.
(c)	High crude oil prices and backwardated market conditions in 2011 had a negative effect on SemLogistic’s storage economics. As a result, the demand for storage is depressed and SemLogistics has had difficulty securing contract renewals. SemLogistics successfully passed the initial 2011 goodwill impairment test. However, a review of the sensitivity of the test results indicated that a ten percent reduction in the estimated revenue in 2012 and 2013 would result in a test failure. In addition, we received notice in late January 2012 from two customers that their intentions were not to renew their storage contracts upon expiration. These notifications, coupled with the sensitivity of the test results to loss of revenue, led us to conclude that impairment of the goodwill of SemLogistics was required. Accordingly, we impaired the full amount of goodwill which was $44.7 million at October 1, 2011.

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

6.	DISPOSALS AND IMPAIRMENTS OF LONG-LIVED ASSETS, Continued

Year Ended December 31, 2010

Losses recorded during the year ended December 31, 2010 related to the disposal or impairment of long-lived assets included the following (in thousands):

Event	Segment	Pre-Tax Loss
SemCanada Crude impairment (a)	Corporate and other	$(91,756)
Deconsolidation of White Cliffs (b)	Crude	(6,828)
SemMexico goodwill impairment (c)	SemMexico	(8,863)

(a)	During the year ended December 31, 2010, we revised downward our projections of the future earnings potential of the SemCanada Crude segment, following a significant loss of customers, coupled with a significant decline in profitability and an assessment by a national consultancy firm that certain market conditions that are adversely impacting this segment were likely to continue. In response to these events, we tested SemCanada Crude’s goodwill and other intangible assets for impairment as of May 31, 2010.

During December 2010, we completed the sale of the property, plant and equipment of the SemCanada Crude segment. The proceeds from the sale were not significantly different than the net book value of the assets sold. Certain marketing operations in the Northern United States that were previously conducted with the participation of the SemCanada Crude segment are now being conducted in their entirety by the Crude segment, and the remaining operations of the SemCanada Crude segment were wound down.

(b)	As described in Note 5, we sold a portion of our ownership interests in White Cliffs during September 2010. We received $140.8 million of proceeds from these transactions, which were used to make principal payments on long-term debt. The net assets of White Cliffs prior to the deconsolidation were as follows (in thousands):

Accounts receivable	$4,625
Other current assets	143
Property, plant and equipment, net	237,506
Goodwill	17,000
Other intangible assets	43,267
Accounts payable and accrued liabilities	(3,736)
Payables to affiliates	(659)

Net assets	$298,146

(c)	We test goodwill for impairment as of October 1 of each year. Upon completing this impairment test for 2010, we concluded that the goodwill attributable to our SemMexico segment was impaired, due primarily to a decline in demand for asphalt resulting from a slowdown in road construction. To calculate the impairment loss, we estimated the fair value of the SemMexico segment using the present value of estimated future cash flows, discounted at a rate of 13.84%.

7.	DISCONTINUED OPERATIONS

SemFuel, SemMaterials, and SemEuro Supply are classified as discontinued operations in the consolidated statements of operations. During 2008, we decided to sell the assets of SemMaterials and to cease the operations of SemEuro Supply, due to their losses from operations and high working capital requirements. During 2009, we decided to sell the assets of SemFuel, due to its high working capital requirements. By December 31, 2009, the majority of the assets of SemMaterials and SemFuel had been sold.

As described in Note 6, on November 1, 2011, we contributed the primary operating assets of our SemStream segment to NGL Energy; however, at that time we did not contribute any of the assets or liabilities of SemStream’s Arizona residential business to NGL Energy. On September 12, 2012, we entered into a definitive agreement to sell the assets and liabilities of SemStream’s Arizona residential business, subject to regulatory approval by the ACC and classified the operations of SemStream’s Arizona residential business as discontinued. In early December 2012, the ACC granted SemStream regulatory approval to proceed with the sale. The sale closed on December 31, 2012 and resulted in a gain of $3.1 million (Note 6).

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

7.	DISCONTINUED OPERATIONS, Continued

Certain summarized information on the results of discontinued operations is shown below (in thousands):

	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010
External revenue	$13,518	$14,264	$11,921

Gain (loss) on disposal of long-lived assets, net	$3,090	$(9,196)	$1

Income (loss) from discontinued operations before income taxes	$2,935	$(9,652)	$2,162
Income tax expense (benefit)	(4)	(104)	331

Income (loss) from discontinued operations, net of income taxes	$2,939	$(9,548)	$1,831

8.	SEGMENTS

As described in Note 1, our businesses are organized based on the nature and location of the services they provide. Certain summarized information related to our reportable segments is shown in the tables below. None of the operating segments have been aggregated, other than White Cliffs, which has been included within the Crude segment, and our investment in NGL Energy, which has been included within the SemStream segment. Although “Corporate and Other” does not represent an operating segment, it is included in the tables below to reconcile segment information to that of the consolidated Company. We sold the property, plant and equipment of SemCanada Crude during fourth quarter 2010 and began winding down its operations. SemCanada Crude ceased to be an operating segment during fourth quarter 2010, and is therefore included within “Corporate and Other” in the tables below. Eliminations of transactions between segments are also included within “Corporate and Other” in the tables below.

The accounting policies of each segment are the same as the accounting policies of the consolidated Company. Transactions between segments are generally recorded based on prices negotiated between the segments. Certain general and administrative and interest expenses incurred at the corporate level were allocated to the segments, based on our allocation policies in effect at the time.

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

8.	SEGMENTS, Continued

	Year Ended December 31, 2012
	Crude	SemStream	SemCAMS	SemGas	SemLogistics	SemMexico	Corporate and Other	Consolidated
	(in thousands)
Revenues:
External	$620,797	$7	$223,219	$117,264	$12,341	$263,870	$(1)	$1,237,497
Intersegment	—	—	—	10,606	—	—	(10,606)	—

Total revenues	620,797	7	223,219	127,870	12,341	263,870	(10,607)	1,237,497
Expenses:
Costs of products sold, exclusive of depreciation and amortization shown below	546,966	33	768	100,677	196	236,851	(10,606)	874,885
Operating	24,143	(37)	174,284	12,712	5,921	7,677	—	224,700
General and administrative	13,321	930	14,020	6,195	5,652	9,433	22,367	71,918
Depreciation and amortization	12,131	—	10,589	7,043	9,780	6,171	2,496	48,210
(Gain) loss on disposal or impairment of long-lived assets, net	(3,501)	214	—	46	—	(290)	—	(3,531)

Total expenses	593,060	1,140	199,661	126,673	21,549	259,842	14,257	1,216,182
Earnings from equity method investments	36,439	(403)	—	—	—	—	—	36,036

Operating income (loss)	64,176	(1,536)	23,558	1,197	(9,208)	4,028	(24,864)	57,351
Other expenses (income), net
Interest expense (income)	(409)	(3,449)	18,727	1,461	2,486	314	(10,228)	8,902
Other expense (income), net	31	(21)	14	—	(420)	(38)	22,003	21,569

Total other expenses (income)	(378)	(3,470)	18,741	1,461	2,066	276	11,775	30,471

Income (loss) from continuing operations before income taxes	$64,554	$1,934	$4,817	$(264)	$(11,274)	$3,752	$(36,639)	$26,880

Additions to long-lived assets	$41,364	$—	$13,340	$47,140	$1,188	$3,396	$14,827	$121,255
Total assets at December 31, 2012 (excluding intersegment receivables)	$771,140	$175,028	$302,143	$133,864	$174,218	$94,594	$97,192	$1,748,179
Equity investments at December 31, 2012	$213,404	$174,398	$—	$—	$—	$—	$—	$387,802

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

8.	SEGMENTS, Continued

	Year Ended December 31, 2011
	Crude	SemStream	SemCAMS	SemGas	SemLogistics	SemMexico	Corporate and Other	Consolidated
	(in thousands)
Revenues:
External	$431,321	$561,596	$163,367	$66,660	$23,314	$218,187	$801	$1,465,246
Intersegment	—	46,738	—	38,588	—	—	(85,326)	—

Total revenues	431,321	608,334	163,367	105,248	23,314	218,187	(84,525)	1,465,246
Expenses:
Costs of products sold, exclusive of depreciation and amortization shown below	366,265	595,434	218	75,066	152	192,068	(84,764)	1,144,439
Operating	17,470	6,448	110,814	9,027	6,206	5,006	70	155,041
General and administrative	9,757	7,336	16,816	6,521	6,712	11,560	16,745	75,447
Depreciation and amortization	11,379	3,501	10,233	5,986	9,271	6,502	2,951	49,823
(Gain) loss on disposal or impairment of long-lived assets, net	64	(45,821)	(8)	4	44,663	(200)	1,599	301

Total expenses	404,935	566,898	138,073	96,604	67,004	214,936	(63,399)	1,425,051
Earnings from equity method investments	15,004	—	—	—	—	—	—	15,004

Operating income (loss)	41,390	41,436	25,294	8,644	(43,690)	3,251	(21,126)	55,199

Other expenses (income), net
Interest expense	3,749	17,152	24,685	2,346	1,005	365	10,836	60,138
Other expense (income), net	(1,600)	(2,112)	(2,811)	(10)	46	(173)	(8,329)	(14,989)

Total other expenses	2,149	15,040	21,874	2,336	1,051	192	2,507	45,149

Income (loss) from continuing operations before income taxes	$39,241	$26,396	$3,420	$6,308	$(44,741)	$3,059	$(23,633)	$10,050

Additions to long-lived assets	$32,397	$2,197	$4,874	$14,952	$5,313	$4,667	$2,080	$66,480
Total assets at December 31, 2011 (excluding intersegment receivables)	$586,882	$205,394	$258,306	$94,960	$183,179	$89,239	$73,221	$1,491,181
Equity investments at December 31, 2011	$143,259	$183,984	$—	$—	$—	$—	$—	$327,243

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

8.	SEGMENTS, Continued

	Year Ended December 31, 2010
	Crude	SemStream	SemCAMS	SemGas	SemLogistics	SemMexico	Corporate and Other	Consolidated
	(in thousands)
Revenues:
External	$222,927	$652,751	$144,754	$48,402	$38,371	$149,557	$361,650	$1,618,412
Intersegment	22,927	53,623	—	27,388	—	—	(103,938)	—

Total revenues	245,854	706,374	144,754	75,790	38,371	149,557	257,712	1,618,412
Expenses:
Costs of products sold, exclusive of depreciation and amortization shown below	149,383	683,733	67	50,800	—	129,449	245,263	1,258,695
Operating	25,498	7,019	95,072	6,342	8,406	4,742	4,306	151,385
General and administrative	10,525	8,110	18,942	6,626	5,286	10,352	25,995	85,836
Depreciation and amortization	27,643	5,040	9,556	5,480	7,881	6,183	7,375	69,158
(Gain) loss on disposal or impairment of long-lived assets, net	6,895	(34)	(14)	12	—	8,837	89,355	105,051

Total expenses	219,944	703,868	123,623	69,260	21,573	159,563	372,294	1,670,125
Earnings from equity method investments	1,949	—	—	—	—	—	—	1,949

Operating income (loss)	27,859	2,506	21,131	6,530	16,798	(10,006)	(114,582)	(49,764)

Other expenses (income):
Interest expense	15,384	15,484	25,108	2,254	3,998	13	23,880	86,121
Other expense (income), net	(1,569)	(2,983)	617	(753)	(88)	(199)	9,313	4,338

Total other expenses (income)	13,815	12,501	25,725	1,501	3,910	(186)	33,193	90,459

Income (loss) from continuing operations before income taxes	$14,044	$(9,995)	$(4,594)	$5,029	$12,888	$(9,820)	$(147,775)	$(140,223)

Additions to long-lived assets	$16,731	$5,781	$4,308	$3,623	$8,964	$4,516	$4,051	$47,974

Income tax expense (benefit) relates to the following segments (in thousands):

	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010
SemCAMS	$720	$552	$886
SemLogistics	(7,736)	(3,331)	2,244
SemMexico	2,285	629	259
Corporate and other	2,653	(160)	(9,709)

Total	$(2,078)	$(2,310)	$(6,320)

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

9.	INVENTORIES

Inventories consist of the following (in thousands):

	December 31, 2012	December 31, 2011
Crude oil	$24,840	$21,803
Asphalt and other	9,593	10,191

Total inventories	$34,433	$31,994

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

10.	OTHER ASSETS

Other current assets consist of the following (in thousands):

	December 31, 2012		December 31, 2011
Product prepayments	$1,550		$2,396
Other prepaid expenses	13,593		14,085
Margin deposits	1,850		596
Derivative assets	—		162
Other	1,523	**	11,157	**

Total other current assets	$18,516		$28,396

Other noncurrent assets consist of the following (in thousands):

	December 31, 2012		December 31, 2011
Debt issuance costs, net	$4,945	*	$6,642	*
Other	3,236	**	15,233	**

Total other noncurrent assets, net	$8,181		$21,875

*	See Note 15 for discussion of debt issuance costs.
**	The change in other from the prior year is primarily due to assets held for sale related to SemStream Arizona which were sold in December 2012. See Note 6 for additional information related to the disposal.

11.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of the following (in thousands):

	December 31, 2012	December 31, 2011
Land	$53,491	$50,069
Pipelines and related facilities	206,345	199,171
Storage and terminal facilities	268,738	220,951
Natural gas gathering and processing facilities	280,750	247,768
Linefill	13,158	13,003
Office and other property and equipment	47,679	30,761
Construction-in-progress	75,449	55,683

Property, plant and equipment, gross	945,610	817,406
Accumulated depreciation	(130,886)	(83,481)

Property, plant and equipment, net	$814,724	$733,925

We recorded depreciation expense of $46.2 million, $45.9 million, and $54.0 million for the years ended December 31, 2012, 2011 and 2010, respectively.

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

11.	PROPERTY, PLANT AND EQUIPMENT, Continued

We include within the cost of property, plant and equipment interest costs incurred while an asset is being constructed. We capitalized $0.8 million of interest costs during the year ended December 31, 2012 and $1.0 million during the year ended December 31, 2011.

12.	GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

Goodwill relates to the following segment (in thousands):

	December 31, 2012	December 31, 2011
SemMexico	$9,884	$9,453

In addition to the amounts in the table above, approximately $65.4 million of our investment in NGL Energy and its general partner and approximately $8.7 million of our investment in White Cliffs represent equity method goodwill.

As described in Note 3, we test goodwill for impairment annually, or more often if circumstances warrant. To perform these tests, we must determine which asset groups the goodwill relates to (such asset groups are referred to as reporting units). SemMexico represents a separate reporting unit. To estimate the fair value of our SemMexico reporting unit, we used two generally accepted valuation approaches, an income approach and a market approach, using assumptions consistent with a market participant’s perspective. Under the income approach, we utilize a discounted cash flow analysis to determine the estimated fair value of our SemMexico reporting unit. Significant judgments and assumptions including the discount rate, anticipated revenue growth rate and gross margins, estimated operating and interest expense, and capital expenditures are inherent in these fair value estimates, which are based on our operating and capital budgets as well as strategic plans. A significant underlying assumption in our strategic plan is that the Mexican government will continue current spending levels for the maintenance and construction of its national road infrastructure (requiring asphalt). If current spending levels by the Mexican government decreased, the impact would negatively affect our key assumptions and could trigger an impairment. At October 1, 2012, fair value exceeded carrying value by 1%.

Under the market approach, we apply multiples to forecasted cash flows from certain guideline public companies in our industry.

For the October 1, 2012 goodwill impairment tests, we developed estimates of cash flows for SemMexico for a period of 18 years, and also developed an estimated terminal value using an assumed 3% growth rate. We discounted the estimated cash flows to present value using a discount rate of 12.2% for SemMexico.

Changes in goodwill balances during the period from December 31, 2009 to December 31, 2012 are shown below (in thousands):

Balance, December 31, 2009	$186,844
Impairments (Note 6)	(61,173)
Deconsolidation of White Cliffs (Note 5)	(17,000)
Currency translation adjustments	(848)

Balance, December 31, 2010	107,823
Impairments (Note 6)	(47,804)
Contribution of SemStream assets to NGL Energy (Note 5)	(50,071)
Currency translation adjustments	(495)

Balance, December 31, 2011	9,453
Currency translation adjustments	431

Balance, December 31, 2012	$9,884

For U.S. federal income tax purposes, goodwill is amortized on a straight-line basis over 15 years.

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

12.	GOODWILL AND OTHER INTANGIBLE ASSETS, Continued

Other intangible assets

Other intangible assets relate to the following segments (in thousands):

	December 31, 2012	December 31, 2011
SemMexico	$7,549	$8,907
Corporate and other	36	43

Total	$7,585	$8,950

Changes in other intangible asset balances are shown below (in thousands):

Balance, December 31, 2009	$130,612
Amortization	(16,181)
Impairment (Note 6)	(39,446)
Deconsolidation of White Cliffs (Note 5)	(43,267)
Currency translation adjustments	546

Balance, December 31, 2010	32,264
Amortization	(4,664)
Contribution of SemStream assets to NGL Energy (Note 5)	(12,408)
Impairment (Note 6)	(5,048)
Currency translation adjustments	(1,194)

Balance, December 31, 2011	8,950
Amortization	(2,017)
Currency translation adjustments	652

Balance, December 31, 2012	$7,585

Our other intangible assets consist primarily of customer relationships and unpatented technology of our SemMexico segment, which represented $5.0 million and $2.2 million, respectively, of the balance at December 31, 2012. These assets may be subject to impairments in the future if we are unable to maintain the relationships with the customers to which the assets relate.

Intangible assets are generally amortized on an accelerated basis over the estimated period of benefit. We estimate that future amortization of other intangible assets will be as follows (in thousands):

For year ending:
December 31, 2013	$1,676
December 31, 2014	1,332
December 31, 2015	1,060
December 31, 2016	847
December 31, 2017	679
Thereafter	1,991

Total estimated amortization expense	$7,585

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

13.	FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF RISK

Fair value of financial instruments

We record certain financial assets and liabilities at fair value at each balance sheet date. The tables below summarize the balances of these assets and liabilities at December 31, 2012 and 2011 (in thousands):

	December 31, 2012					December 31, 2011
	Level 1	Level 2	Level 3	Netting*	Total	Level 1	Level 2	Level 3	Netting*	Total
Assets:
Commodity derivatives	$22	$—	$—	$(22)	$—	$393	$—	$—	$(231)	$162

Total assets	$22	$—	$—	$(22)	$—	$393	$—	$—	$(231)	$162

Liabilities:
Commodity derivatives	$1,056	$—	$—	$(22)	$1,034	$231	$—	$—	$(231)	$—
Warrants	32,858	—	—	—	32,858	12,180	—	—	—	12,180
Interest rate swaps	—	—	—	—	—	—	358	—	—	358

Total liabilities	$33,914	$—	$—	$(22)	$33,892	$12,411	$358	$—	$(231)	$12,538

Net assets (liabilities) at fair value	$(33,892)	$—	$—	$—	$(33,892)	$(12,018)	$(358)	$—	$—	$(12,376)

*	Relates primarily to exchange traded futures. Gain and loss positions on multiple contracts are settled net on a daily basis with the exchange.

“Level 1” measurements were obtained using unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. These include commodity futures contracts that are traded on an exchange. These also include common stock warrants (Note 17) which are traded on the New York Stock Exchange.

“Level 2” measurements use as inputs market observable and corroborated prices for similar commodity derivative contracts. Assets and liabilities classified as Level 2 include over-the-counter (OTC) traded forwards contracts and swaps.

“Level 3” measurements were obtained using information from a pricing service and internal valuation models incorporating observable and unobservable market data. These include commodity derivatives, such as forwards and swaps for which there is not a highly liquid market, and therefore are not included in Level 2 above. Level 3 measurements also included common stock warrants until September 2011, when the warrants began to be traded on the New York Stock Exchange. Prior to that point, we used a Black-Scholes pricing model to estimate the fair value of the warrants.

Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the measurement requires judgment, and may affect the valuation of assets and liabilities and their placement within the fair value levels.

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

13.	FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF RISK, Continued

The following table summarizes changes in the fair value of our net financial assets (liabilities) classified as Level 3 in the fair value hierarchy (in thousands):

	Year Ended December 31, 2012			Year Ended December 31, 2011			Year Ended December 31, 2010
	Warrants	Commodity Derivatives	Total	Warrants	Commodity Derivatives	Total	Warrants	Commodity Derivatives	Total
Net assets (liabilities)—beginning balance	$—	$—	$—	$(17,192)	$(547)	$(17,739)	$(16,909)	$(23,438)	$(40,347)
Transfers out of Level 3(*)	—	—	—	8,934	(419)	8,515	—	4,072	4,072
Total realized and unrealized gain (loss) included in earnings(**)	—	—	—	8,258	2,783	11,041	(283)	(5,351)	(5,634)
Settlements	—	—	—	—	(1,817)	(1,817)	—	24,170	24,170
Net assets (liabilities)—ending balance	$—	$—	$—	$—	$—	$—	$(17,192)	$(547)	$(17,739)

Amount of total gain or loss included in earnings for the period attributable to the change in unrealized gain or loss relating to assets and liabilities still held at the reporting date	$—	$—	$—	$—	$—	$—	$(283)	$(547)	$(830)

(*)	In these tables, transfers in and transfers out are recognized as of the beginning of the reporting period for commodity derivatives and as of the transfer date for warrants.
(**)	Gains and losses related to commodity derivatives are reported in product revenue. Gains and losses related to warrants are recorded in other expense (income).

Commodity derivative contracts

Our consolidated results of operations and cash flows are impacted by changes in market prices for petroleum products. This exposure to commodity price risk is managed, in part, by entering into various commodity derivatives.

We seek to manage the price risk associated with our marketing operations by limiting our net open positions through (i) the concurrent purchase and sale of like quantities of crude oil to create back-to-back transactions that are intended to lock in positive margins based on the timing, location or quality of the crude oil purchased and delivered or (ii) derivative contracts. Our storage and transportation assets also can be used to mitigate location and time basis risk. All marketing activities are subject to our comprehensive risk management policy, which establishes limits in order to manage risk and mitigate financial exposure.

As described in Note 5, we contributed the primary operating assets of SemStream to NGL Energy on November 1, 2011, including all of SemStream’s commodity derivatives. Prior to November 1, 2011, SemStream managed commodity price risk by limiting its net open positions subject to outright price risk and basis risk resulting from grade, location or time differences. SemStream did so by selling and purchasing similar quantities of natural gas liquids with purchase and sale transactions for current or future delivery, by entering into future delivery and purchase obligations with futures contracts or other commodity derivatives and employing its storage and transportation assets. SemStream at times hedged its natural gas liquids commodity price exposure with derivatives on commodities other than natural gas liquids due to the limited size of the market for natural gas liquids derivatives. In addition, physical transaction sale and purchase strategies were intended to lock in positive margins for SemStream, e.g., the sales price was sufficient to cover purchase costs, any other fixed and variable costs and SemStream’s profit. All marketing activities were subject to our risk management policy, which establishes limits to manage risk and mitigate financial exposure.

Our commodity derivatives were comprised of swaps, future contracts, and forward contracts of crude oil and natural gas liquids. These are defined as follows:

Swaps—Over the counter transactions where a floating price, basis or index is exchanged for a fixed (or a different floating) price, basis, or index at a preset schedule in the future according to an agreed-upon formula.

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

13.	FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF RISK, Continued

Futures contracts—Exchange traded contracts to buy or sell a commodity. These contracts are standardized by the exchange in terms of quality, quantity, delivery period and location for each commodity.

Forward contracts—Over the counter contracts to buy or sell a commodity at an agreed upon future date. The buyer and seller agree on specific terms (price, quantity, delivery period, and location) and conditions at the inception of the contract.

The following table sets forth the notional quantities for derivative instruments entered into (in thousands of barrels):

	Year Ended December 31, 2012	Year Ended December 31, 2011
Sales	1,743	18,869
Purchases	1,636	18,572

We have not designated any of our commodity derivative instruments as accounting hedges. We record the fair value of our commodity derivative instruments on our consolidated balance sheets in other current assets and other current liabilities in the following amounts (in thousands):

December 31, 2012		December 31, 2011
Other Current Assets	Other Current Liabilities	Other Current Assets	Other Current Liabilities
$—	$1,034	$162	$—

Realized and unrealized gains (losses) from our commodity derivatives were recorded to product revenue in the following amounts (in thousands):

Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010
$149	$2,153	$(11,969)

Interest rate swaps

During February 2011 we entered into interest rate swaps in connection with certain SemLogistics credit facilities. For 2011, the swaps were recorded at fair value in other noncurrent liabilities on the consolidated balance sheet, with changes in the fair value (net of income taxes) recorded to other comprehensive income (loss). The swaps were terminated in March 2012 with a loss on closure of $0.4 million, including a reclass of $0.3 million from accumulated other comprehensive income to earnings.

Concentrations of risk

During the year ended December 31, 2012, no individual customer accounted for more than 10% of our consolidated revenue. At December 31, 2012, one customer of the Crude segment accounted for approximately 16% of our consolidated accounts receivable.

During the year ended December 31, 2011, no individual customer accounted for more than 10% of our consolidated revenue. At December 31, 2011, one customer of the Crude segment accounted for approximately 16% of our consolidated accounts receivable.

During the year ended December 31, 2010, no individual customer accounted for more than 10% of our consolidated revenue.

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

13.	FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF RISK, Continued

Assets and liabilities of subsidiaries outside the United States

The following table summarizes the assets and liabilities (excluding affiliate balances) at December 31, 2012 of our subsidiaries outside the United States (in thousands):

	Canada	United Kingdom	Mexico	Total
Cash and cash equivalents	$54,518	$3,064	$5,420	$63,002
Other current assets	92,851	2,780	42,157	137,788
Noncurrent assets	174,171	168,374	47,017	389,562

Total assets	321,540	174,218	94,594	590,352
Current liabilities	$51,090	$998	$23,087	$75,175
Noncurrent liabilities	81,658	27,257	2,446	111,361

Total liabilities	132,748	28,255	25,533	186,536

Net assets	$188,792	$145,963	$69,061	$403,816

Employees

At December 31, 2012, we had approximately 690 employees, including approximately 480 employees outside the U.S. Approximately 110 of the employees in Canada and Mexico are represented by labor unions and are subject to collective bargaining agreements. Of these employees, approximately 60 are subject to collective bargaining agreements that renew annually and 50 have collective bargaining agreements that renewed on January 30, 2013 for a three-year period. We have never had a labor related work stoppage and believe our employee relations are good.

14.	INCOME TAXES

Income tax expense (benefit)

Our consolidated income (loss) from continuing operations before income taxes was generated in the following jurisdictions (in thousands):

	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010
U.S.	$21,498	$39,936	$(34,736)
Foreign	5,382	(29,886)	(105,487)

Consolidated	$26,880	$10,050	$(140,223)

The following table summarizes income tax expense (benefit) from continuing operations by jurisdiction (in thousands):

	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010
Current income tax provision (benefit):
Foreign	$9,662	$7,427	$7,376
U.S. federal	—	—	—
U.S. state	74	4	120

	9,736	7,431	7,496
Deferred income tax provision (benefit):
Foreign	(12,070)	(7,252)	(16,570)
U.S. federal	222	(2,159)	2,366
U.S. state	34	(330)	388

	(11,814)	(9,741)	(13,816)

Provision (benefit) for income taxes	$(2,078)	$(2,310)	$(6,320)

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

14.	INCOME TAXES, Continued

The following table reconciles income tax provision (benefit) at the U.S. federal statutory rate to the consolidated provision (benefit) for income taxes (in thousands):

	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010
Income (loss) from continuing operations before income taxes	$26,880	$10,050	$(140,223)
U.S. federal statutory rate	35%	35%	35%

Provision at statutory rate	9,408	3,518	(49,078)
State income taxes—net of federal benefit	71	(221)	339
Effect of rates other than statutory	(829)	(1,360)	2,447
Effect of U.S. taxation on foreign branches	1,883	(10,460)	(36,920)
Impairment of goodwill	—	15,745	21,411
Noncontrolling interest	(3,429)	—	—
Foreign tax credit and offset to branch deferreds	(12,360)	9,339	13,392
Impact of valuation allowance on deferred tax assets	6,233	(16,421)	37,909
Other, net	(3,055)	(2,450)	4,180

Provision for income taxes	$(2,078)	$(2,310)	$(6,320)

For the years ended December 31, 2012, 2011, and 2010, the foreign subsidiaries are disregarded entities for U.S. federal income tax purposes. The foreign earnings are taxed in foreign jurisdictions as well as in the U.S. Foreign tax credits, subject to limitations, are available to reduce U.S. taxes.

Deferred tax positions

Deferred income taxes reflect the effects of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and the amounts recognized for income tax purposes. Significant components of deferred tax assets and liabilities are as follows at December 31, 2012 and 2011 (in thousands):

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

14.	INCOME TAXES, Continued

	December 31, 2012	December 31, 2011
Deferred tax assets:
Net operating loss and other credit carryforwards	$47,910	$43,009
Compensation and benefits	1,573	1,600
Unrealized gain/(loss)	—	93
Inventories	96	85
Intangible assets	52,444	52,453
Pension plan	3,384	4,541
Allowance for doubtful accounts	2,507	2,162
Deferred revenue	3,925	7,281
Foreign tax credit and offset to branch deferreds	92,559	77,294
Other	16,046	6,793
less: valuation allowance	(155,757)	(145,408)

Net deferred tax assets	64,687	49,903

Deferred tax liabilities:
Intangible assets	(8,952)	(9,175)
Prepaid expenses	(150)	(142)
Property, plant and equipment	(78,413)	(76,620)
Equity Investment in partnerships	(36,749)	(28,696)
Other	(5,876)	(8,585)

Total deferred tax liabilities	(130,140)	(123,218)

Net deferred tax assets (liabilities)	$(65,453)	$(73,315)

At December 31, 2012, we had a cumulative U.S. federal net operating loss of approximately $118.0 million that can be carried forward to apply against taxable income generated in future years. This carry forward begins to expire in 2029. We had cumulative U.S. state net operating losses of approximately $88.6 million available for carry forward, which begin to expire in 2014. We had a foreign net operating loss of $7.5 million available for indefinite carry forward. We had foreign tax credits of approximately $29.2 million available for carry forward, which begin to expire in 2019.

Due to our emergence from bankruptcy and overall restructuring, we have recorded a valuation allowance on deferred tax assets. This valuation allowance increased by $10.3 million in 2012 due primarily to the net increase in tax credits and other deferred tax assets in the U.S. and the change resulting from reclassification to discontinued operations. Certain liabilities have been considered as a source of future taxable income in establishing the amount of the valuation allowance. We have not yet been able to benefit from the net operating loss and foreign tax credit carry forwards above the extent of these liabilities. As disclosed in Note 4, the Company has closed a significant transaction subsequent to year end with the sale of a one-third interest in SemCrude Pipeline, L.L.C. Gain recognition for tax purposes will have a material impact to our deferred tax positions in the first quarter of 2013 and will provide positive evidence as defined in the context of ASC 740 regarding the ability to benefit from our deferred tax assets in the future. Accordingly, under ASC 740, such evidence was not considered in the valuation allowance at December 31, 2012 due to fundamentals of the transaction which remained subject to market influence until closed. All positive and negative evidence will be considered in the re-assessment of our need for a valuation allowance in the first quarter of 2013. Such evaluation could result in partial or complete release of the valuation allowance in the near term.

We have analyzed filing positions in all of the federal, state and foreign jurisdictions where we are required to file income tax returns and determined that no accruals related to uncertainty in tax positions are required. All income tax years of the Company ending after the Emergence Date remain open for examination in all jurisdictions. In foreign jurisdictions, all tax years within the relevant statute of limitations for periods prior to the Emergence Date remain open for examination. Currently, there are no examinations in progress for our federal and state jurisdictions. Canada Revenue Agency has initiated an income tax audit of SemCAMS ULC for the tax year 2009 which remains in progress. No other foreign jurisdictions are currently under audit.

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

15.	LONG-TERM DEBT

Our long-term debt consisted of the following (in thousands):

	December 31, 2012	December 31, 2011
SemGroup corporate revolving credit facility	$201,500	$82,000
Rose Rock credit facility	4,500	—
SemLogistics credit facility	—	23,180
SemMexico credit facility	—	4,046
Capital leases	86	109

Total long-term debt	206,086	109,335
less: current portion of long-term debt	24	26,058

Noncurrent portion of long-term debt	$206,062	$83,277

SemGroup corporate credit agreement

In June 2011, we entered into a new credit agreement that consisted of a revolving facility, a Term Loan A and a Term Loan B. We used the proceeds from the new credit facilities to retire our previous revolving credit facility and term loan, which we had entered into upon emergence from bankruptcy. Later in 2011, we retired the Term Loan A and Term Loan B on the new credit facility, using proceeds from the contribution of SemStream assets to NGL Energy, proceeds from the Rose Rock IPO and borrowings on the revolving credit facility.

Our revolving credit facility has a capacity of $300 million at December 31, 2012. The capacity was reduced from $320 million to $300 million during the first quarter of 2012 following the close of Rose Rock’s IPO. This capacity may be used either for cash borrowings or letters of credit, although the maximum letter of credit capacity is $250 million. At December 31, 2012, we had outstanding cash borrowings of $201.5 million on this facility and outstanding letters of credit of $2.1 million. The principal is due on June 20, 2016, and any letters of credit expire on June 13, 2016. Earlier principal payments may be required if we enter into certain transactions to sell assets or obtain new borrowings. We have the right to make additional principal payments without incurring any penalties for early repayment.

Interest on revolving credit cash borrowings is charged at either a Eurodollar rate or an alternate base rate (“ABR”), at our election. The Eurodollar rate is calculated as:

•	the London Interbank Offered Rate (“LIBOR”) for U.S. dollar deposits adjusted for currency requirements; plus

•	a margin that can range from 2.5% to 4.0%, depending on a leverage ratio specified in the agreement.

The ABR is calculated as:

•	the greater of i) the U.S. Prime Rate, ii) the Federal Funds Effective Rate plus 0.5%, or iii) one-month LIBOR plus 1%; plus

•	a margin that can range from 1.5% to 3.0%, depending on a leverage ratio specified in the agreement.

At December 31, 2012, there was $201.5 million of outstanding revolving cash borrowings which incurred interest at the ABR. The interest rate in effect at December 31, 2012 on the $201.5 million of alternate base rate borrowings was 4.75%, calculated as the prime rate of 3.25% plus a margin of 1.5%.

At each interest payment date, we have the option of electing whether interest will be charged at the Eurodollar rate or at the ABR for the following interest period. If we elect the ABR, the following interest payment date will be at the end of the calendar quarter. If we elect the Eurodollar rate, we may elect for the next interest payment date to occur after one, two, three, or six months, or any other period acceptable to the lenders.

Fees are charged on any outstanding letters of credit at a rate that ranges from 2.5% to 4.0%, depending on a leverage ratio specified in the credit agreement. At December 31, 2012, the rate in effect was 2.5%. In addition, a fronting fee of 0.25% is charged on outstanding letters of credit. A commitment fee of 0.5% is charged on any unused capacity on the revolving credit facility. In addition, we are charged an annual administrative fee of $0.1 million. We also paid $4.9 million of fees to lenders and advisors, which was recorded in other noncurrent assets and is being amortized over the life of the agreement.

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

15.	LONG-TERM DEBT, Continued

We recorded interest expense related to the revolving credit facility of $6.9 million and $2.8 million for the year ended December 31, 2012 and December 31, 2011, respectively, including amortization of debt issuance costs.

The credit agreement includes customary affirmative and negative covenants, including limitations on the creation of new indebtedness, liens, sale and lease-back transactions, new investments, making fundamental changes including mergers and consolidations, making of dividends and other distributions, making material changes in our business, modifying certain documents and maintenance of a consolidated leverage ratio and an interest coverage ratio. In addition, the credit agreement prohibits any commodity transactions that are not permitted by our comprehensive risk management policy.

The credit agreement includes customary events of default, including events of default relating to non-payment of principal and other amounts owing under the credit agreement from time to time, including in respect of letter of credit disbursement obligations, inaccuracy of representations and warranties in any material respect when made or when deemed made, violation of covenants, cross payment-defaults to any material indebtedness, cross acceleration to any material indebtedness, bankruptcy and insolvency events, the occurrence of a change of control, certain unsatisfied judgments, certain ERISA events, certain environmental matters and certain assertions of or actual invalidity of certain loan documents. A default under the credit agreement would permit the participating banks to terminate commitments, require immediate repayment of any outstanding loans with interest and any unpaid accrued fees, and require the cash collateralization of outstanding letter of credit obligations.

The terms of our current credit facility restrict, to some extent, the payment of cash dividends on our common stock. The credit agreement is guaranteed by all of our material domestic subsidiaries (except for Rose Rock Midstream Holdings, L.L.C.) and secured by a lien on substantially all of our property and assets, subject to customary exceptions.

At December 31, 2012, we were in compliance with the terms of the credit agreement.

In January 2013, we paid $187 million of the outstanding balance of the revolver from proceeds generated from the sale of a one-third interest in SemCrude Pipeline, L.L.C. to our consolidated subsidiary, Rose Rock, which was funded through the issuance and sale of Rose Rock equity and a borrowing on Rose Rock’s credit facility.

Previous SemGroup Corporation term loan and revolving credit facilities

Pursuant to the Plan of Reorganization, on November 30, 2009, we entered into a revolving credit facility and a term loan. We retired these facilities in June 2011 upon entering into a new credit agreement (described above). The revolving credit facility included capacity for cash borrowings and letters of credit.

We paid $27 million in fees to the lenders at the inception of the agreement, which we recorded in other noncurrent assets and amortized over the life of the agreement.

Interest on revolving cash borrowings was charged at a floating rate, which was calculated as 5.5% plus whichever of the following yielded the highest rate: a) the Federal Funds Effective Rate plus 0.5%; b) the Prime Rate; c) the three-month LIBOR rate plus 1.5%, or d) 2.5%. In addition, a facility fee of $0.4 million was charged each year.

The facility included a fee that was payable at maturity. Interest was charged on this fee at a floating rate, which was calculated as 7.0% plus the greater of LIBOR or 1.5%.

Certain of the letters of credit were prefunded. Fees were charged on this prefunded tranche at a range of 7.0% to 8.5%. Fees on additional outstanding letters of credit were charged at a rate of 7.0%.

Fees ranging from 1.5% to 2.5% were charged on any lender commitments that we did not utilize.

Interest was charged on the term loan at a rate of 9%. We had the option under certain circumstances to defer interest on the term loan; when we selected this option, interest was charged during that period at a rate of 11%.

We recorded interest expense related to these facilities of $39.3 million during the year ended December 31, 2011 and $71.5 million during the year ended December 31, 2010. No interest expense was recorded in 2012 as these facilities were retired in 2011, as described above. Included in interest expense was the amortization of debt issuance costs of $22.2 million for the year ended December 31, 2011 (which included a $17.4 million reduction due to the refinancing of the credit facility) and $23.6 million for the year ended December 31, 2010.

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

15.	LONG-TERM DEBT, Continued

Rose Rock credit facility

On November 10, 2011, our subsidiary Rose Rock entered into a senior secured revolving credit facility agreement. This credit facility became effective upon completion of the Rose Rock IPO on December 14, 2011. This credit agreement provides for a revolving credit facility of $150 million. In September 2012, we amended the credit agreement such that the revolving credit facility may under certain conditions be increased by up to an additional $400 million. The previous agreement provided for an increase of up to an additional $200 million. The credit facility includes a $75 million sub-limit for the issuance of letters of credit for the account of Rose Rock or its loan parties. All amounts outstanding under the facility will be due and payable on December 14, 2016.

At Rose Rock’s option, amounts borrowed under the credit agreement will bear interest at either the Eurodollar rate or an ABR, plus, in each case, an applicable margin. The applicable margin will range from 2.25% to 3.25% in the case of a Eurodollar rate loan, and from 1.25% to 2.25% in the case of an ABR loan, in each case, based on a leverage ratio specified in the credit agreement. At December 31, 2012, we had outstanding cash borrowings of $4.5 million which incurred interest at the ABR plus an applicable margin. The interest rate at December 31, 2012 was 4.50%.

Fees are charged on any outstanding letters of credit at a rate that ranges from 2.25% to 3.25%, depending on a leverage ratio specified in the credit agreement. At December 31, 2012, there were $41.1 million in outstanding letters of credit, and the rate in effect was 2.25%. In addition, a fronting fee of 0.25% is charged on outstanding letters of credit.

A commitment fee that ranges from 0.375% to 0.50%, depending on a leverage ratio specified in the credit agreement, is charged on any unused capacity of the revolving credit facility. In addition, we are charged an annual administrative fee of $0.1 million. The credit facility also allows for the use of Secured Bilateral Letters of Credit, which are issued external to the credit facility and do not reduce revolver availability. At December 31, 2012, we had $2.7 million of Bilateral Letters of Credit outstanding and the interest rate in effect was 1.75%.

We paid $0.2 million and $1.7 million of fees to lenders and advisers during the years ended December 31, 2012 and 2011, respectively, which was recorded in other noncurrent assets and is being amortized over the life of the agreement. We recorded interest expense related to this facility of $1.9 million and $0.1 million for the year ended December 31, 2012 and December 31, 2011, respectively, including amortization of debt issuance costs.

The credit agreement includes customary representations and warranties and affirmative and negative covenants. The covenants in the agreement include limitations on creation of new indebtedness and liens, entry into sale and lease-back transactions, investments, and fundamental changes including mergers and consolidations, dividends and other distributions, material changes in Rose Rock’s business and modifying certain documents. The agreement also requires the maintenance of a specified consolidated leverage ratio and an interest coverage ratio. In addition, the agreement prohibits any commodity transactions that are not permitted by Rose Rock’s comprehensive risk management policy.

The credit agreement includes customary events of default, including events of default relating to non-payment of principal and other amounts owing under the agreement from time to time, including in respect of letter of credit disbursement obligations, inaccuracy of representations and warranties in any material respect when made or when deemed made, violation of covenants, cross payment-defaults of Rose Rock and its restricted subsidiaries to any material indebtedness, cross acceleration to any material indebtedness, bankruptcy and insolvency events, the occurrence of a change of control, certain unsatisfied judgments, certain ERISA events, certain environmental matters and certain assertions of or actual invalidity of certain loan documents. A default under the Rose Rock credit agreement would permit the participating banks to terminate commitments, require immediate repayment of any outstanding loans with interest and any unpaid accrued fees, and require the cash collateralization of outstanding letter of credit obligations.

The credit agreement restricts Rose Rock’s ability to make certain types of payments relating to its capital stock, including the declaration or payment of dividends; provided that Rose Rock may make quarterly distributions of available cash so long as no default under the agreement then exists or would result therefrom. The agreement is:

•	guaranteed by all of Rose Rock’s material domestic subsidiaries; and

•	secured by a lien on substantially all of the property and assets of Rose Rock and the guarantors, subject to customary exceptions.

At December 31, 2012, we were in compliance with the terms of the credit agreement.

On January, 11, 2013, the credit facility capacity was increased to $385 million and Rose Rock borrowed $133.5 million in connection with the purchase of a one-third interest in SemCrude Pipeline, L.L.C. from SemGroup and to pay transaction related expenses. Approximately $1.5 million of related costs have been capitalized and will be amortized over the remaining life of the facility.

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

15.	LONG-TERM DEBT, Continued

SemLogistics credit facilities

SemLogistics entered into a credit agreement in December 2010, which included a £15 million term loan and a £15 million revolving credit facility (U.S. $24 million each, at the December 31, 2012 exchange rate). This facility was terminated in March 2012.

SemLogistics recorded interest expense of $1.4 million, $1.0 million, and $4.0 million for the years ended December 31, 2012, 2011 and 2010, respectively, including amortization of debt issuance costs.

During February 2011, we entered into three interest swap agreements. The intent of the swaps was to offset a portion of the variability in interest payments due under the term loan. These swaps were terminated in March 2012 with a loss on closure of $0.4 million, including a reclass of $0.3 million from accumulated other comprehensive income to earnings.

SemCrude Pipeline, L.L.C. credit facility

SemCrude Pipeline, L.L.C., which is a wholly-owned subsidiary that holds our ownership interest in White Cliffs, borrowed $125 million under a credit agreement on November 30, 2009. SemCrude Pipeline, L.L.C. retired this facility during September 2010.

Interest was generally charged on the SemCrude Pipeline, L.L.C. credit facility at a floating rate, which was calculated as 6% plus the greater of LIBOR or 1.5%. In addition, we paid $4.8 million in fees to the lender at the inception of the agreement, which have been fully amortized. We recorded interest expense related to this facility of $11.0 million during the year ended December 31, 2010.

SemMexico facilities

On July 13, 2012, SemMexico entered into an additional credit agreement that allows SemMexico to borrow up to 56 million Mexican pesos (U.S. $4.3 million at the December 31, 2012 exchange rate) at any time during the term of the facility, which matures in July 2013. Borrowings are unsecured and bear interest at the bank prime rate in Mexico plus 1.7%. At December 31, 2012, there were no outstanding borrowings on this facility.

On June 13, 2012, SemMexico entered into an additional revolving credit agreement that allows SemMexico to borrow up to 44 million Mexican pesos (U.S. $3.4 million at the December 31, 2012 exchange rate) at any time during the term of the facility, which matures in June 2015. Borrowings are unsecured and bear interest at the bank prime rate in Mexico plus 2.0%. At December 31, 2012, there were no outstanding borrowings on this facility.

During 2011, SemMexico entered into an additional credit agreement that allowed SemMexico to borrow up to 56 million Mexican pesos (U.S. $4.3 million at the December 31, 2012 exchange rate) at any time during the term of the facility. This facility matured in August 2012. Borrowings were unsecured and bore interest at the bank prime rate in Mexico plus 1.7%.

During 2010, SemMexico entered into a credit agreement that allowed SemMexico to borrow up to 80 million Mexican pesos (U.S. $6.1 million at the December 31, 2012 exchange rate) at any time through June 2011. Borrowings on this facility were required to be repaid with monthly payments through May 2013. At December 31, 2012, there were no outstanding borrowings on this facility.

SemMexico also has outstanding letters of credit of 292.8 million Mexican pesos at December 31, 2012 (U.S. $22.5 million). Fees are generally charged on outstanding letters of credit at a rate of 0.5% .

SemMexico recorded interest expense of $0.4 million and $0.4 million during the years ended December 31, 2012 and December 31, 2011, respectively, related to these facilities.

At December 31, 2012, we were in compliance with the terms of these facilities.

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

15.	LONG-TERM DEBT, Continued

Scheduled principal payments

The following table summarizes the scheduled principal payments as of December 31, 2012 (in thousands). As described above, our credit agreements require accelerated principal payments under certain circumstances. As a result, principal payments may occur earlier than shown in the table below.

	SemGroup Facility	Rose Rock Facility	SemLogistics Facility	SemMexico Facility	Capital Leases	Total
For the year ended:
December 31, 2013	$—	$—	$—	$—	$24	$24
December 31, 2014	—	—	—	—	27	27
December 31, 2015	—	—	—	—	28	28
December 31, 2016	201,500	4,500	—	—	7	206,007
December 31, 2017	—	—	—	—	—	—
Thereafter	—	—	—	—	—	—

Total	$201,500	$4,500	$—	$—	$86	$206,086

Fair value

We estimate that the fair value of our long-term debt was not materially different than the recorded values at December 31, 2012, as our debt relates to recent borrowings on our revolving credit facilities, which are based on market rates plus a margin based on leverage ratios. This is considered Level 3 in the fair value hierarchy.

16.	COMMITMENTS AND CONTINGENCIES

Bankruptcy matters

(a)	Confirmation order appeals

Luke Oil appeal. On October 21, 2009, Luke Oil Company, C&S Oil/Cross Properties, Inc., Wayne Thomas Oil and Gas and William R. Earnhardt Company (collectively, “Luke Oil”) filed an objection to the Plan of Reorganization “to the extent that the Plan of Reorganization may alter, impair, or otherwise adversely affect Luke Oil’s legal rights or other interests.” On October 28, 2009, the bankruptcy court overruled the Luke Oil objection and entered the confirmation order. On November 6, 2009, Luke Oil filed a notice of appeal. On December 23, 2009, Luke Oil’s appeal was docketed in the United States District Court for the District of Delaware. We filed a motion to dismiss the appeal as equitably moot. On May 21, 2012, the District Court entered an order granting our motion to dismiss Luke Oil’s appeal of the confirmation order. On June 18, 2012, Luke Oil filed its Notice of Appeal, notifying the District Court and the parties to the lawsuit that it was appealing the decision of the District Court to the United States Court of Appeals for the Third Circuit. While we believe that this action is without merit and are vigorously defending this matter on appeal, an adverse ruling on this action could have a material adverse impact on us.

(b)	Investigations

Around the time of our predecessor’s bankruptcy filings, several governmental agencies launched investigations regarding the circumstances of the filings. The mandate and scope of these investigations were very broad and the investigations are ongoing.

Bankruptcy examiner. On October 14, 2008, the bankruptcy court appointed an examiner to (i) investigate the circumstances surrounding our predecessor’s trading strategy prior to bankruptcy filings; (ii) investigate the circumstances surrounding certain insider transactions and the formation of SemGroup Energy Partners L.P. (a former subsidiary); (iii) investigate the circumstances surrounding the potential improper use of borrowed funds and funds generated from operations and the liquidation of assets to satisfy margin calls related to our predecessor’s trading strategy and that of certain entities owned or controlled by former officers and directors of the general partner of SemGroup, L.P.; (iv) determine whether any directors, officers or employees of the general partner of SemGroup, L.P. participated in fraud, dishonesty, incompetence, misconduct, mismanagement, or irregularity in the management of our affairs; and (v) determine whether the SemGroup debtor estates have causes of action against current or former officers, directors, or employees of the general partner of SemGroup, L.P. arising from such participation. The examiner’s report was filed with the bankruptcy court on April 15, 2009.

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

16.	COMMITMENTS AND CONTINGENCIES, Continued

Certain current and prior employees of the general partner of SemGroup, L.P. are referenced in the examiner’s report and the report’s conclusions may suggest possible civil or criminal liability on their part. To the extent such claims exist, they are property of a litigation trust that was established for the benefit of pre-petition creditors pursuant to the Plan of Reorganization, and are not property of the reorganized SemGroup Corporation. This litigation trust is pursuing claims against certain former officers, at its own expense. We may incur expenses, which are not expected to be material, related to information and document requests of the litigation trust related to such claims. Any indemnification obligations to such officers by SemGroup, L.P. were discharged under the Plan of Reorganization.

CFTC. On June 19, 2008, we received a request for voluntary production from the Commodity Futures Trading Commission (“CFTC”). Subsequent to the bankruptcy filings, the CFTC sent other requests for voluntary production. The CFTC has also served subpoenas upon us requiring us to produce various documents and for the depositions of our representatives. We continue to comply with the CFTC’s requests. We are unaware of any currently pending formal charges against us by the CFTC.

DOJ. On July 15, 2008, we received a subpoena from the Department of Justice (“DOJ”) directing us to produce documents responsive to the subpoena. We contacted the DOJ regarding the subpoena and the DOJ verbally voluntarily stayed compliance with the subpoena. We have not produced any documents to the DOJ and, to our knowledge, the DOJ is not currently pursuing any such production. We are unaware of any currently pending formal charges against us by the DOJ.

(c)	Claims reconciliation process

A large number of parties have made claims against us for obligations alleged to have been incurred prior to our predecessor’s bankruptcy filing. On September 15, 2010, the bankruptcy court entered an order estimating the contingent, unliquidated and disputed claims and authorizing distributions to holders of allowed claims. Pursuant to that order we have begun making distributions to the claimants. We continue to attempt to settle unresolved claims.

Pursuant to the Plan of Reorganization, we committed to settle authorized and allowed bankruptcy claims by paying a specified amount of cash, issuing a specified number of warrants, and issuing a specified number of shares of SemGroup Corporation common stock. We do not believe the resolution of the remaining outstanding claims will exceed the total amount of consideration established under the Plan of Reorganization for all claimants; instead, the resolution of the remaining claims in some cases will impact the relative share of the established pool of common stock and warrants that certain claimants receive.

However, under certain circumstances we could be required to pay additional funds to settle the specified group of claims to be settled with cash. Pursuant to the Plan of Reorganization, a specified amount of restricted cash was set aside at the Emergence Date, which we expect to be sufficient to settle this group of claims. Since the Emergence Date, we have made significant progress in resolving these claims, and we continue to believe that the cash set aside at the Emergence Date will be sufficient to settle these claims. However, we have not yet reached a resolution of all of these claims, and if the total settlement amount of all of these claims exceeds the specified amount, we will be required to pay additional funds to satisfy the total settlement amount for this specified group of claims. If this were to become probable of occurring, we would be required to record a liability and a corresponding expense.

Blueknight claim

Blueknight Energy Partners, L.P. (“Blueknight”), which was formerly a subsidiary of SemGroup, together with other entities related to Blueknight, entered into a Shared Services Agreement on April 7, 2009, with SemCrude, L.P. and SemManagement, L.L.C. (which are currently subsidiaries of SemGroup). The services provided by SemCrude to Blueknight under this agreement included the coordination of movement of crude oil belonging to Blueknight’s customers and the operation of Blueknight’s Oklahoma pipeline system and its Cushing, Oklahoma terminal. Under the subsequent amendments to the agreements beginning in May 2010, certain of these services were phased out, and Blueknight began to manage the movement of its crude oil and the operation of its Cushing terminal.

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

16.	COMMITMENTS AND CONTINGENCIES, Continued

In a letter dated August 18, 2011, Blueknight claimed that SemCrude owes Blueknight approximately 141,000 barrels of crude oil. We responded to Blueknight’s letter denying their charges and requesting documentation from Blueknight of its claim. On February 14, 2012, after months of interaction between the parties through which we requested Blueknight to substantiate its claim, Blueknight filed suit against us in the District Court of Oklahoma City, Oklahoma. On May 1, 2012, the court approved our motion to transfer this case to Tulsa County, Oklahoma. On July 2, 2012, the Tulsa County District Court appointed a Special Master to conduct a review of whether Blueknight is missing 141,000 barrels of crude oil from operations occurring during the months of April through June, 2010. The Special Master will prepare an advisory report to the Court of her findings and conclusions. We believe this matter is without merit and will vigorously defend our position; however, we cannot predict the outcome.

Environmental

We may from time to time experience leaks of petroleum products from our facilities, as a result of which we may incur remediation obligations or property damage claims. In addition, we are subject to numerous environmental regulations. Failure to comply with these regulations could result in the assessment of fines or penalties by regulatory authorities.

The Kansas Department of Health and Environment (“the KDHE”) initiated discussions during our bankruptcy proceeding regarding six of our sites in Kansas (five owned by Crude and one owned by SemGas) that KDHE believes, based on their historical use, may have soil or groundwater contamination in excess of state standards. KDHE sought our agreement to undertake assessments of these sites to determine whether they are contaminated. We reached an agreement with KDHE on this matter and entered into a Consent Agreement and Final Order with KDHE to conduct environmental assessments on the sites and to pay KDHE’s costs associated with their oversight of this matter. We have conducted phase II investigations at all sites and results indicate that four of the sites have limited amounts of soil contamination that will require remediation and ground water contamination that may require further delineation and/or ongoing monitoring. Work plans have been submitted to, and approved by, the KDHE. We do not anticipate any penalties or fines for these historical sites. Remediation costs are expected to be immaterial.

A water pipeline break occurred at a SemCAMS facility during August 2010. This resulted in a spill of material that was predominantly salt water containing a small amount of hydrocarbons. The incident was investigated by Environment Canada and Alberta Environment. On February 14, 2012, charges were filed against SemCAMS by the Federal Government of Canada (Department of Fisheries) and the Province of Alberta (Alberta Environment) in connection with this incident. We are currently reviewing disclosure received from the agencies and have engaged our expert to assist us in formulating our response. Although it is not possible to predict the outcome of these proceedings, we accrued a liability for estimated fines and environmental contributions of $0.4 million in December 2010, which we still carry on our books at December 31, 2012.

Other matters

We are party to various other claims, legal actions, and complaints arising in the ordinary course of business. In the opinion of our management, the ultimate resolution of these claims, legal actions, and complaints, after consideration of amounts accrued, insurance coverage, and other arrangements, will not have a material adverse effect on our consolidated financial position, results of operations or cash flows. However, the outcome of such matters is inherently uncertain, and estimates of our consolidated liabilities may change materially as circumstances develop.

Asset retirement obligations

We will be required to incur significant removal and restoration costs when we retire our natural gas gathering and processing facilities in Canada. We have recorded a liability associated with these obligations, which is reported within

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

16.	COMMITMENTS AND CONTINGENCIES, Continued

other noncurrent liabilities on the consolidated balance sheets. The following table summarizes the changes in this liability from December 31, 2009 through December 31, 2012 (in thousands):

Balance at December 31, 2009	$28,996
Accretion	3,523
Payments made	(1,144)
Currency translation adjustments	1,509

Balance at December 31, 2010	32,884

Accretion	4,114
Payments made	(341)
Currency translation adjustments	(771)

Balance at December 31, 2011	35,886

Accretion	4,554
Payments made	(1,169)
Currency translation adjustments	834

Balance at December 31, 2012	$40,105

The December 31, 2012 liability was calculated using the $107.7 million cost we estimate we would incur to retire these facilities, discounted based on our risk-adjusted cost of borrowing and the estimated timing of remediation.

The calculation of the liability for an asset retirement obligation requires the use of significant estimates, including those related to the length of time before the assets will be retired, cost inflation over the assumed life of the assets, actual remediation activities to be required, and the rate at which such obligations should be discounted. Future changes in these estimates could result in material changes in the value of the recorded liability. In addition, future changes in laws or regulations could require us to record additional asset retirement obligations. The $107.7 million estimated cost represents only our proportionate share of the obligations associated with these facilities. An additional $45.2 million of estimated costs are attributable to third-party owners’ proportionate share of the obligations. If an owner fails to perform on its obligations, the other owners (including SemGroup) could be obligated to bear that party’s share of the remediation costs.

Our other segments may also be subject to removal and restoration costs upon retirement of their facilities. However, we are unable to predict when, or if, our pipelines, storage tanks and other facilities would become completely obsolete and require decommissioning. Accordingly, we have not recorded a liability or corresponding asset, as both the amount and timing of such potential future costs are indeterminable.

Leases

We have entered into operating lease agreements for office space, office equipment, land, trucks and tank storage. Future minimum payments required under operating leases that have initial or remaining non-cancellable lease terms in excess of one year at December 31, 2012 are as follows (in thousands):

Operating Leases
For year ending:
December 31, 2013	$3,882
December 31, 2014	3,170
December 31, 2015	2,312
December 31, 2016	5,119
December 31, 2017	4,723
Thereafter	419

Total future minimum lease payments	$19,625

We recorded lease and rental expenses of $8.4 million, $9.4 million and $10.6 million for the years ended December 31, 2012, 2011 and 2010, respectively.

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

16.	COMMITMENTS AND CONTINGENCIES, Continued

Purchase and sale commitments

We routinely enter into agreements to purchase and sell petroleum products at specified future dates. We account for these commitments as normal purchases and sales, and therefore we do not record assets or liabilities related to these agreements until the product is purchased or sold. At December 31, 2012, such commitments included the following (in thousands):

	At December 31, 2012
	Volume (barrels)	Value ($)
Fixed price purchases	169	14,630
Fixed price sales	169	14,927
Floating price purchases	22,339	2,108,387
Floating price sales	22,536	2,119,455

Certain of the commitments shown in the table above relate to agreements to purchase product from a counterparty and to sell a similar amount of product (in a different location) to the same counterparty. Many of the commitments shown in the table above are cancellable by either party, as long as notice is given within the time frame specified in the agreement (generally 30 to 120 days).

Our SemGas segment has a take or pay contractual obligation related to the fractionation of natural gas liquids. This obligation began in July 2011 and continues through June 2015. At December 31, 2012, the amount of future obligation is approximately $2.9 million. SemGas also enters into contracts under which we are responsible for marketing the majority of the gas and natural gas liquids produced by the counterparties to the agreements. In 2012, the majority of SemGas’ revenues were generated from such contracts.

During the first quarter 2012, SemGas committed to purchasing equipment related to a 125 MMcf per day processing facility. At December 31, 2012, the future obligation associated with this purchase is $1.8 million.

See Note 5 for commitments related to White Cliffs and GMP.

17.	EQUITY

Common stock

Upon emergence from bankruptcy, we issued 40,882,496 shares of common stock. The Plan of Reorganization specified that we were to issue an additional 517,500 shares of common stock in settlement of pre-petition claims. As of December 31, 2012, we have issued 225,423 shares of this stock and will issue the remainder as the process of resolving the claims progresses. The owners’ equity balances on the consolidated balance sheets include the shares that are required to be issued in settlement of pre-petition claims. The shares of common stock reflected on the consolidated balance sheet at December 31, 2012 are summarized below:

Shares issued on Emergence Date	40,882,496
Shares subsequently issued in settlement of pre-petition claims	225,423
Remaining shares required to be issued in settlement of pre-petition claims	292,077
Issuance of shares under employee and director compensation programs (*)	583,582
Shares issued upon exercise of warrants	15,707

Total shares	41,999,285

Par value per share	$0.01

Common stock on December 31, 2012 balance sheet (in thousands)	$420

(*)	These shares include 162,986 shares which vested during the year ended December 31, 2012. Of these vested shares, recipients sold back to the Company 8,994 shares to satisfy tax withholding obligations which are being recognized at cost as treasury stock on the consolidated balance sheet.

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

17.	EQUITY, Continued

In addition to the shares in the table above, there are shares of unvested restricted stock outstanding at December 31, 2012. The par value of these shares has not yet been reflected in common stock on the consolidated balance sheet, as these shares have not yet vested. There are also shares of restricted stock that were returned to treasury upon forfeiture. The par value of these shares is not reflected in the consolidated balance sheet, as no accounting recognition is given to forfeited shares.

The common stock includes Class A and Class B stock. Class A stock is eligible to be listed on an exchange, whereas Class B stock is not. Any share of Class B stock may be converted to Class A at the election of the holder. Both classes of stock have full voting rights. Both classes of stock have a par value of $0.01 per share. The total number of shares authorized for issuance is 90,000,000 shares of Class A stock and 10,000,000 shares of Class B stock.

Warrants

Upon emergence from bankruptcy protection, we issued 1,634,210 warrants. The Plan of Reorganization specified that we were to issue an additional 544,737 warrants in settlement of the pre-petition claims. As of December 31, 2012, we have issued 237,274 of the warrants and will issue the remainder as the process of resolving the claims progresses. Beginning September 2011, the warrants began trading on the New York Stock Exchange under the ticker symbol, SEMGWS. The warrants reflected on the consolidated balance sheet at December 31, 2012 are summarized below:

Warrants issued on Emergence Date	1,634,210
Warrants subsequently issued in settlement of pre-petition claims	237,274
Remaining warrants to be issued in settlement of pre-petition claims	307,463
Warrants exercised	(45,307)

Total warrants at December 31, 2012	2,133,640

Fair value per warrant at December 31, 2012	$15.40

Warrant value included within other noncurrent liabilities on December 31, 2012 consolidated balance sheet (in thousands)	$32,858

Each warrant entitles the holder to purchase one share of common stock for $25 at any time before the November 30, 2014 expiration date. Upon exercise, a holder may elect a cashless exercise, whereby the number of shares to be issued to the holder is reduced, in lieu of a cash payment. The closing price of our common stock was $39.08 per share on December 31, 2012. In the event of a change in control of the Company, the holders of the warrants would have the right to sell the warrants to us, and we would have the right to purchase the warrants from the holders. In either case, the price to be paid for the warrants would be calculated using a standard pricing model with inputs specified in the warrant agreement.

18.	EARNINGS PER SHARE

The following summarizes the calculation of basic earnings per share for the years ended December 31, 2012, December 31, 2011 and December 31, 2010 (in thousands, except per share amounts):

	Year Ended December 31, 2012
	Continuing Operations	Discontinued Operations	Net
Income	$28,958	$2,939	$31,897
less: Income attributable to noncontrolling interest	9,797	—	9,797

Numerator	$19,161	$2,939	$22,100
Common stock issued and to be issued pursuant to Plan of Reorganization	41,400	41,400	41,400
Weighted average common stock outstanding issued under compensation plans	539	539	539

Denominator	41,939	41,939	41,939

Basic earnings per share	$0.46	$0.07	$0.53

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

18.	EARNINGS PER SHARE, Continued

	Year Ended December 31, 2011
	Continuing Operations	Discontinued Operations	Net
Income (loss)	$12,360	$(9,548)	$2,812
less: Income attributable to noncontrolling interest	435	—	435

Numerator	$11,925	$(9,548)	$2,377
Common stock issued and to be issued pursuant to Plan of Reorganization	41,400	41,400	41,400
Weighted average common stock outstanding issued under compensation plans	240	240	240

Denominator	41,640	41,640	41,640

Basic earnings (loss) per share	$0.29	$(0.23)	$0.06

	Year Ended December 31, 2010
	Continuing Operations	Discontinued Operations	Net
Income (loss)	$(133,903)	$1,831	$(132,072)
less: Income attributable to noncontrolling interest	225	—	225

Numerator	$(134,128)	$1,831	$(132,297)
Common stock issued and to be issued pursuant to Plan of Reorganization	41,400	41,400	41,400
Weighted average common stock outstanding issued under compensation plans	2	2	2

Denominator	41,402	41,402	41,402

Basic earnings (loss) per share	$(3.24)	$0.04	$(3.20)

The following summarizes the calculation of diluted earnings per share for the years ended December 31, 2012 and 2011 (in thousands, except per share amounts):

	Year Ended December 31, 2012
	Continuing Operations	Discontinued Operations	Net
Income	$28,958	$2,939	$31,897
less: Income attributable to noncontrolling interest	9,797	—	9,797

Numerator	$19,161	$2,939	$22,100
Common stock issued and to be issued pursuant to Plan of Reorganization	41,400	41,400	41,400
Weighted average common stock outstanding issued under compensation plans	539	539	539
Effect of dilutive securities	315	315	315

Denominator	42,254	42,254	42,254

Diluted earnings per share	$0.45	$0.07	$0.52

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

18.	EARNINGS PER SHARE, Continued

	Year Ended December 31, 2011
	Continuing Operations	Discontinued Operations	Net
Income (loss)	$12,360	$(9,548)	$2,812
less: Income attributable to noncontrolling interest	435	—	435
less: Income resulting from change in fair value of warrants	5,012	—	5,012

Numerator	$6,913	$(9,548)	$(2,635)
Common stock issued and to be issued pursuant to Plan of Reorganization	41,400	41,400	41,400
Weighted average common stock outstanding issued under compensation plans	240	240	240

Denominator	41,640	41,640	41,640

Diluted earnings (loss) per share	$0.17	$(0.23)	$(0.06)

Since we experienced losses from continuing operations during the year ended December 31, 2010, the equity-based compensation (described in Note 19) did not cause any dilution for these periods.

For the years ended December 31, 2012 and December 31, 2010, we recorded a loss on the change in the fair value of the warrants; because of this, the warrants did not cause any dilution for that period. For the year ended December 31, 2011, we recorded a gain on the change in the fair value of the warrants of $5.0 million.

On January 11, 2013, we issued 77,581 shares of common stock upon the vesting of certain grants of restricted stock and restricted stock units. These shares are not reflected in the shares of common stock shown in the tables above.

19.	EQUITY-BASED COMPENSATION

SemGroup Corporation equity awards

We have reserved a total of 2,781,635 shares of common stock for issuance pursuant to employee and director compensation programs. These awards give the recipients the right to receive shares of common stock, once specified service or performance related vesting conditions are met. We record expense for these awards (and corresponding increases to additional paid-in capital) based on the grant date fair value of the awards. Although these awards are to be settled in shares, we may elect to give participants the option of settling a portion of the awards in cash, to meet statutory minimum tax withholding requirements. The activity related to these awards is summarized below:

	Unvested Shares	Average Grant Date Fair Value (*)
Outstanding at December 31, 2009	148,533	$25.00
Awards granted - 2010	562,295	$25.00
Awards vested - 2010	(92,833)	$25.00
Awards forfeited - 2010	(115,093)	$25.00

Outstanding at December 31, 2010	502,902	$25.00
Awards granted - 2011 (**)	173,982	$28.90
Awards vested - 2011	(201,361)	$25.00
Awards forfeited - 2011	(65,017)	$25.36

Outstanding at December 31, 2011	410,506	$26.59
Awards granted - 2012 (**)	246,432	$27.81
Awards vested - 2012	(162,986)	$25.20
Award forfeited - 2012	(43,400)	$27.74

Outstanding at December 31, 2012	450,552	$26.87

(*)	The grant date fair value of awards issued prior to our listing on the New York Stock Exchange was estimated at $25 per share, which was the per share reorganization value of the Company. Subsequent to our listing, the grant date fair value is determined based on the closing price on the New York Stock Exchange on the date of issue.

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

19.	EQUITY-BASED COMPENSATION, Continued

(**)	For certain of the awards granted in 2012 and 2011, the number of shares that will vest is contingent upon our achievement of certain specified targets. These performance awards are valued based on the grant date closing price on the New York Stock Exchange assuming that 100% of the awards will vest. If we meet the specified maximum targets, approximately 42 thousand and 30 thousand additional shares could vest related to the 2012 and 2011 awards, respectively.

The following table, which includes potential shares from specified targets assumed to be achieved (as discussed above), summarizes the scheduled vesting of awards that have been granted as of December 31, 2012:

Year ended December 31, 2013	107,790 shares
Year ended December 31, 2014	155,382 shares
Year ended December 31, 2015	255,740 shares

Approximately 78,000 of these awards vested during the month of January 2013.

The awards may be subject to accelerated vesting in the event of involuntary terminations.

The following table summarizes the expense we have recorded and expect to record related to awards that have been granted through December 31, 2012 (in thousands):

Year ended December 31, 2010	$6,230
Year ended December 31, 2011	$5,424
Year ended December 31, 2012	$6,246
Year ended December 31, 2013 (estimated)	$3,576
Year ended December 31, 2014 (estimated)	$2,022
Year ended December 31, 2015 (estimated)	$213

Dividend rights in connection with outstanding equity awards

In the event the Company were to declare and pay a dividend on its common stock, employees that participate in the Company’s equity-based compensation programs would have certain dividend rights. Dependent on the respective award agreement the dividend rights would vary based on certain items including, but not limited to the following: certain vesting requirements, how dividends would be distributed on unvested restricted shares, when dividends would be released to the employee participant, whether dividends would be paid in stock verses cash, how dividends would be paid should a change of control occur, and how dividends would be paid to a beneficiary in the event of an employee participant’s death.

Rose Rock Midstream L.P. equity-based compensation

Certain of our employees who support Rose Rock participate in Rose Rock’s equity-based compensation program. Awards under this program generally represent awards of restricted common units representing limited partner interests of Rose Rock, which are subject to specified vesting periods. Expense of $0.3 million related to these awards was recorded to non-controlling interest in our consolidated financial statements for the year ended December 31, 2012. Vesting of these awards dilutes our ownership interest and requires additional equity contributions to Rose Rock to maintain our 2% general partner interest.

The holders of these awards (restricted units) are entitled to equivalent distributions (“Unvested Unit Distributions” or “UUD’s”) to be received upon vesting of the restricted unit awards. The distributions will be settled in common units based on the market price of Rose Rock’s limited partner common units as of the close of business on the vesting date. The UUD’s are subject to the same forfeiture and acceleration conditions as the associated restricted units. At December 31, 2012, the value of the UUD’s was approximately $47 thousand. This is equivalent to approximately 1,480 common units based on the quarter end close of business market price of Rose Rock’s common units of $31.47 per unit.

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

19.	EQUITY-BASED COMPENSATION, Continued

The activity related to these awards is summarized below:

	Unvested Units	Average Grant Date Fair Value
Outstanding at December 31, 2011	—	$—
Awards granted - 2012	46,069	$21.97
Awards vested - 2012	—	$—
Awards forfeited - 2012	(2,109)	$20.60

Outstanding at December 31, 2012	43,960	$21.91

The following table summarizes the scheduled vesting of awards that have been granted as of December 31, 2012:

Year ended December 31, 2013	9,333 shares
Year ended December 31, 2014	— shares
Year ended December 31, 2015	34,627 shares

Approximately 3,700 of these awards vested in January 2013.

The following table summarizes the expense we have recorded and expect to record related to awards that have been granted through December 31, 2012 (in thousands):

Year ended December 31, 2012	$308
Year ended December 31, 2013 (estimated)	$404
Year ended December 31, 2014 (estimated)	$235
Year ended December 31, 2015 (estimated)	$12

Retention Awards

During June 2010, we granted retention awards to certain officers and employees, which were scheduled to vest in December 2011, contingent on the continued service of the recipients. Each award had a specified value that was payable either in cash or in shares of SemGroup stock.

We recorded $2.4 million of expense during 2011 and $2.0 million of expense during 2010 related to these retention awards. Upon vesting during 2011, we settled awards with a value of $1.2 million by paying cash, and we settled awards with a value of $3.2 million by issuing 125,212 shares of common stock.

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

20.	EMPLOYEE BENEFIT PLANS

Defined contribution plans

We sponsor defined contribution retirement plans in which the majority of employees are eligible to participate. Our contributions to the defined contribution plans were $0.9 million, $1.1 million, and $1.3 million for the years ended December 31, 2012, 2011 and 2010, respectively.

Pension plans

We sponsor a defined benefit pension plan and a supplemental defined benefit pension plan (collectively, the “Pension Plans”) for certain employees of the SemCAMS segment. The following table shows the projected benefit obligations and plan assets of the Pension Plans (in thousands):

	December 31, 2012	December 31, 2011
Change in projected benefit obligation:
Projected benefit obligation at beginning of year	$26,767	$29,182
Service cost	596	742
Interest cost	1,134	1,494
Actuarial (gains) losses	1,436	1,247
Benefits paid	(2,193)	(5,430)
Currency translation adjustment	617	(468)

Projected benefit obligation at end of year	28,357	26,767
Change in fair value of plan assets:
Fair value of plan assets at beginning of year	21,008	24,063
Employer contributions	1,297	2,903
Actual return on plan assets	2,123	(143)
Benefits paid	(2,193)	(5,430)
Currency translation adjustment	492	(385)

Fair value of plan assets at end of year	22,727	21,008

Funded status:	$(5,630)	$(5,759)

Accumulated benefit obligation at end of year	$26,725	$25,242

To compute the December 31, 2012 projected benefit obligation of the Pension Plans, we used a discount rate of 3.9% and an assumed rate of compensation increase of 3.5%. To compute the December 31, 2011 projected benefit obligation of the Pension Plans, we used a discount rate of 4.25% and an assumed rate of compensation increase of 3.5%.

We recorded other noncurrent liabilities of $5.6 million at December 31, 2012, and $5.8 million at December 31, 2011, to reflect the funded status of the Pension Plans. We recorded changes in the funded status of the Pension Plans to other comprehensive income (loss), net of income taxes. These amounts were losses of $0.4 million, $1.7 million and $2.0 million for the years ended December 31, 2012, 2011, and 2010, respectively.

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

20.	EMPLOYEE BENEFIT PLANS, Continued

The following table summarizes the components of the net periodic benefit cost related to the Pension Plans (in thousands):

	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010
Service cost	$596	$742	$783
Interest cost	1,134	1,494	1,560
Expected return on plan assets	(1,263)	(1,585)	(1,452)
Settlement loss	(55)	703	174
Other	118	—	—

Net periodic benefit cost	$530	$1,354	$1,065

To compute interest cost, we used discount rates of 4.25%, 5.25% and 6.00% for 2012, 2011 and 2010, respectively. To compute expected return on plan assets, we used an estimated rate of return of 6.00%, 6.75% , and 7.00% for 2012, 2011, and 2010, respectively.

We estimate that benefit payments from the Pension Plans will be as follows for the years 2013 – 2022 (in thousands):

Year	Estimated Benefit Payments
2013	$1,849
2014	1,836
2015	2,051
2016	2,248
2017	2,291
2018 - 2022	9,900

We estimate that we will make contributions of $1.1 million to the Pension Plans during the year ended December 31, 2013.

Substantially all of the plan’s assets are invested in pooled funds that hold highly-liquid securities. The value of each share of a pooled fund is calculated based on the quoted market prices of the assets held by the fund. The following table shows the value of each category of plan assets at December 31, 2012 and 2011 and the target investment allocation under our investment policy at December 31, 2012:

	Asset Value at December 31, 2012 (in thousands)	Asset Value at December 31, 2011 (in thousands)	Actual Allocation at December 31, 2012	Normal Allocation Per Investment Policy	Minimum Allocation Per Investment Policy	Maximum Allocation Per Investment Policy
Cash and cash equivalents	$—	$101	0%	6%	0%	25%
Pooled funds—fixed income	8,018	7,986	35%	39%	30%	50%
Pooled funds—Canadian equities	7,391	6,724	33%	30%	20%	50%
Pooled funds—non-Canadian equities	7,318	6,197	32%	25%	5%	60%

Total	$22,727	$21,008

Our investment policy for plan assets permits investments in a wide variety of assets, including certain types of derivatives. Our policy prohibits investments of plan assets in certain types of assets, including commodities, mineral rights, and collectibles. Our investment policy requires us to maintain an investment allocation within the ranges shown in the table above, and also contains more specific requirements that are designed to achieve an appropriate level of diversification.

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

20.	EMPLOYEE BENEFIT PLANS, Continued

As required by FASB ASC Topic 715, the following information discloses the fair values of our Pension Plan assets, by asset category, for the periods indicated (in thousands):

	December 31, 2012			December 31, 2011
	Quoted Price in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Quoted Price in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents	$—	$—	$—	$101	$—	$—
Fixed income mutual funds (a)	—	8,018	—	—	7,986	—
Equity mutual funds (a)	—	14,709	—	—	12,921	—

Total	$—	$22,727	$—	$101	$20,907	$—

(a)	Mutual funds are valued daily in actively traded markets by an independent custodian for the investment manager. For purposes of calculating the value, portfolio securities and other assets for which market quotes are readily available are valued at market value. Market value is generally determined on a basis of last reported sales prices, or if no sales are reported, based on quotes obtained from a quotation reporting system, established market makers, or pricing services. Investments initially valued in currencies other than the U.S. dollar are converted to the U.S. dollar using exchange rates obtained from pricing services.

Retiree medical plan

We sponsor an unfunded, post-employment health benefit plan (the “Health Plan”) for certain employees of the SemCAMS segment. The projected benefit obligation related to the Health Plan was $1.8 million at December 31, 2012 and $1.7 million at December 31, 2011, and is reported within other noncurrent liabilities on the consolidated balance sheets.

Termination benefits

The laws in Canada, the United Kingdom and Mexico require us to pay certain benefits to employees if their employment is terminated without cause. We recorded $0.4 million and $1.6 million of expense during 2011 and 2010, respectively, for termination benefits related to the wind-down of certain operations of SemCanada Crude.

21.	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The following table presents changes in the components of accumulated other comprehensive income (loss) (in thousands):

	Currency Translation	Employee Benefit Plans	Interest Rate Swaps	Total
Balance, December 31, 2009	$(4,180)	$846	$—	$(3,334)
Currency translation adjustment	6,475	—	—	6,475
Changes related to benefit plans, net of income tax benefit of $687	—	(2,026)	—	(2,026)

Balance, December 31, 2010	2,295	(1,180)	—	1,115

Currency translation adjustment	(13,075)	—	—	(13,075)
Changes related to interest rate swaps, net of income tax benefit of $74	—	—	(284)	(284)
Changes related to benefit plans, net of income tax benefit of $553	—	(1,631)	—	(1,631)

Balance, December 31, 2011	(10,780)	(2,811)	(284)	(13,875)

Currency translation adjustment	12,635	—	—	12,635
Settlement of interest rate swaps	—	—	284	284
Changes related to benefit plans, net of income tax benefit of $117	—	(343)	—	(343)

Balance, December 31, 2012	$1,855	$(3,154)	$—	$(1,299)

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

22.	SUPPLEMENTAL CASH FLOW INFORMATION

Operating assets and liabilities

The following table summarizes the changes in the components of operating assets and liabilities (in thousands):

	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010
Decrease (increase) in restricted cash	$4,907	$25,827	$182,898
Decrease (increase) in accounts receivable	(129,102)	28,568	(26,602)
Decrease (increase) in receivable from affiliates	230	(6,071)	(337)
Decrease (increase) in inventories	(936)	(8,908)	36,895
Decrease (increase) in derivatives and margin deposits	(1,245)	14,287	12,146
Decrease (increase) in other current assets	4,197	(7,214)	67,216
Decrease (increase) in other assets	2,467	(1,874)	215
Increase (decrease) in accounts payable and accrued liabilities	114,776	(9,446)	(11,349)
Increase (decrease) in payable to affiliates	(6,871)	6,614	257
Increase (decrease) in payables to pre-petition creditors	(5,206)	(34,490)	(217,471)
Increase (decrease) in other noncurrent liabilities	2,500	4,115	18,269

	$(14,283)	$11,408	$62,137

Acquisitions and disposals

On November 1, 2011, we contributed certain assets and liabilities to NGL Energy in return for cash and ownership interests in NGL Energy and its general partner. The assets and liabilities we contributed are summarized in Note 6.

At the end of September 2010, we deconsolidated White Cliffs. The assets and liabilities of White Cliffs at the time of deconsolidation are summarized in Note 6.

Other supplemental disclosures

We paid cash for interest totaling $8.0 million, $32.6 million and $44.5 million for the years ended December 31, 2012, 2011 and 2010, respectively.

We elected to defer $19.2 million of interest under a term loan during 2010, as allowed under the term loan agreement. The amount of interest that we deferred was added to the principal balance of the term loan. When we made principal payments on this term loan, we classified the payments as cash used for financing activities in the consolidated statements of cash flows, regardless of whether the principal arose from the initial term loan or from previous interest deferrals.

We paid cash for income taxes (net of refunds received) in the amount of $11.4 million, $10.1 million and $8.1 million during the years ended December 31, 2012, 2011 and 2010, respectively. We accrued $1.6 million, $4.0 million and $0.1 million at December 31, 2012, 2011 and 2010, respectively, for purchases of property, plant and equipment.

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

23.	QUARTERLY FINANCIAL DATA (UNAUDITED)

Summarized information on our consolidated results of operations for the quarters during the year ended December 31, 2012 is shown below (in thousands, except per share amounts):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Total revenues	$312,031	$331,777	$277,852	$315,837	$1,237,497
(Gain) loss on disposal or impairment of long-lived assets, net (Note 6)	—	119	(3,615)	(35)	(3,531)
Other operating costs and expenses	311,067	330,768	270,958	306,920	1,219,713

Total expenses	311,067	330,887	267,343	306,885	1,216,182

Earnings from equity method investments	7,498	12,289	3,116	13,133	36,036

Operating income	8,462	13,179	13,625	22,085	57,351

Other expenses, net	7,616	5,587	11,701	5,567	30,471

Income from continuing operations before income taxes	846	7,592	1,924	16,518	26,880
Income tax (benefit) expense	(1,012)	(92)	2,092	(3,066)	(2,078)

Income (loss) from continuing operations	1,858	7,684	(168)	19,584	28,958
Income (loss) from discontinued operations, net of income taxes	252	(441)	(264)	3,392	2,939

Net income (loss)	2,110	7,243	(432)	22,976	31,897

Less: net income attributable to noncontrolling interests	3,483	2,096	2,336	1,882	9,797

Net income (loss) attributable to SemGroup	$(1,373)	$5,147	$(2,768)	$21,094	$22,100

Earnings (loss) per share—basic	$(0.03)	$0.12	$(0.07)	$0.50	$0.53
Earnings (loss) per share—diluted	$(0.03)	$0.12	$(0.07)	$0.50	$0.52

In the third quarter of 2012, we classified SemStream Arizona’s residential business as discontinued operations. Prior periods were recast to reflect the discontinued operations classification. See Notes 6 and 7 for additional information.

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

23.	QUARTERLY FINANCIAL DATA (UNAUDITED) , Continued

Summarized information on our consolidated results of operations for the quarters during the year ended December 31, 2011 is shown below (in thousands, except per share amounts):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Total revenues	$401,714	$341,851	$391,522	$330,159	$1,465,246
(Gain) loss on disposal or impairment of long-lived assets, net (Note 6)	(64)	(72)	—	437	301
Other operating costs and expenses	390,093	332,921	385,039	316,697	1,424,750

Total expenses	390,029	332,849	385,039	317,134	1,425,051

Earnings from equity method investments	2,064	4,086	4,016	4,838	15,004

Operating income	13,749	13,088	10,499	17,863	55,199

Other (income) expenses, net	14,560	22,601	(5,834)	13,822	45,149

Income (loss) from continuing operations before income taxes	(811)	(9,513)	16,333	4,041	10,050
Income tax (benefit) expense	(297)	2,245	1,334	(5,592)	(2,310)

Income (loss) from continuing operations	(514)	(11,758)	14,999	9,633	12,360
Income (loss) from discontinued operations, net of income taxes	546	(541)	(660)	(8,893)	(9,548)

Net income (loss)	32	(12,299)	14,339	740	2,812

Less: net income attributable to noncontrolling interests	—	—	—	435	435

Net income (loss) attributable to SemGroup	$32	$(12,299)	$14,339	$305	$2,377

Earnings (loss) per share—basic	$0.00	$(0.30)	$0.34	$0.01	$0.06
Earnings (loss) per share—diluted	$0.00	$(0.30)	$0.34	$0.01	$(0.06)

In the third quarter of 2012, we classified SemStream Arizona’s residential business as discontinued operations. Prior periods were recast to reflect the discontinued operations classification. See Notes 6 and 7 for additional information.

24.	RELATED PARTY TRANSACTIONS

NGL Energy

As described in Note 5, we own interests in NGL Energy, which we account for under the equity method.

During the years ended December 31, 2012 and 2011, we purchased condensate and propane from and sold natural gas liquids to NGL Energy. During the years ended December 31, 2012 and 2011, we received payments from NGL Energy for transition services and certain on-going services. The amounts were as follows for the years ended December 31, 2012 and 2011 (in thousands):

	Year Ended December 31, 2012	Year Ended December 31, 2011
Revenues	$58,643	$9,708
Purchases	$42,741	$11,270
Reimbursements from NGL Energy for services	$575	$346

White Cliffs

As described in Note 5, we sold a portion of our ownership interests in White Cliffs at the end of September 2010. Upon closing of this sale, we deconsolidated White Cliffs and began accounting for it under the equity method. We generated approximately $2.5 million, $2.2 million and $0.5 million of revenue from services we provided to White Cliffs during the years ended December 31, 2012 and 2011 and the three months ended December 31, 2010, respectively.

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

24.	RELATED PARTY TRANSACTIONS, Continued

Glass Mountain

As described in Note 5, in May 2012, we formed a joint venture, Glass Mountain, to construct, maintain and operate a 210-mile crude oil pipeline system originating in Alva and Arnett, Oklahoma and terminating at Cushing, Oklahoma. In connection with the pipeline project, GMP entered into a Pipeline Construction Management Agreement with Glass Mountain Holding, LLC (“GMH”), a wholly-owned subsidiary of SemGroup. The Pipeline Construction Management Agreement appoints GMH as construction manager of the pipeline project for which GMH will receive $0.9 million prorated over the period of construction. As of December 31, 2012, GMP had paid $0.4 million to GMH pursuant to this agreement.

Legal Services

The law firm of Conner & Winters, LLP, of which Mark D. Berman is a partner, performs legal services for us. Mr. Berman is the spouse of Candice L. Cheeseman, General Counsel and Secretary. Mr. Berman does not perform any legal services for us. SemGroup paid $1.7 million in legal fees and related expenses to this law firm during the year ended December 31, 2012 (of which $61,060 was paid by White Cliffs). SemGroup paid $1.8 million in legal fees and related expenses to this law firm during the year ended December 31, 2011 (of which $157,190 was paid by White Cliffs). SemGroup paid $2.6 million in legal fees and related expenses to this law firm during the year ended December 31, 2010 (of which $45,430 was paid by White Cliffs).

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

25.	CONDENSED CONSOLIDATING GUARANTOR FINANCIAL STATEMENTS

On June 14, 2013, we completed an offering of $300 million of 7.50% senior unsecured notes due 2021 (the “Notes”) to certain initial purchasers for resale to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons outside the United States pursuant to Regulation S of the Securities Act. The Notes are guaranteed by certain of our subsidiaries as follows: SemGas, L.P., SemCanada, L.P., SemCanada II, L.P., SemMaterials, L.P., SemGroup Europe Holding, L.L.C., SemOperating G.P., L.L.C., SemMexico, L.L.C., SemDevelopment, L.L.C., Rose Rock Midstream Holdings, LLC, Wattenberg Holding, LLC, Glass Mountain Holding, LLC and Mid-America Midstream Gas Services, L.L.C. (collectively, the “Guarantors”). Pursuant to the Registration Rights Agreement related to this offering, we intend to file a registration statement with the Securities and Exchange Commission so that holders of the Notes can exchange the Notes and the related guarantees for registered notes (the “Exchange Notes”) and guarantees that have substantially identical terms as the Notes and related guarantees.

Each of the Guarantors is 100% owned by SemGroup Corporation (the “Parent”). Such guarantees of the Notes are full and unconditional and constitute the joint and several obligations of the Guarantors. The guarantees of the Exchange Notes will be full and unconditional and will constitute the joint and several obligations of the Guarantors. There are no significant restrictions upon the ability of the Parent or any of the Guarantors to obtain funds from its respective subsidiaries by dividend or loan. None of the assets of the Guarantors represent restricted net assets pursuant to Rule 4-08(e)(3) of Regulation S-X under the Securities Act.

Condensed consolidating financial statements for the Parent, the Guarantors (with the exception of Mid-America Midstream Gas Services, L.L.C. which was acquired in 2013) and non-guarantors as of December 31, 2012 and 2011 and for each of the three years ended December 31, 2012, 2011 and 2010 is as shown in the tables below (in thousands).

Intercompany receivable and payable balances, including notes receivable and payable, are capital transactions primarily to facilitate the capital needs of our subsidiaries. As such, subsidiary intercompany balances have been reported as a reduction to equity on the condensed consolidating Guarantor balance sheets. The Parent’s net intercompany balance, including note receivable, and investments in subsidiaries have been reported in equity method investments on the condensed consolidating Guarantor balance sheets. Intercompany transactions, such as daily cash management activities, have been reported as financing activities within the condensed consolidating Guarantor statements of cash flows. Quarterly cash distributions from Rose Rock representing a return on capital have been included in the Parent’s cash flows from operations. Dispositions of the Parent’s investments in subsidiaries have been treated as investing activities in the cash flow statement, consistent with the presentation of investments in subsidiaries as equity method investments. These balances are eliminated through consolidating adjustments below.

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

25.	CONDENSED CONSOLIDATING GUARANTOR FINANCIAL STATEMENTS, Continued

Condensed Consolidating Guarantor Balance Sheets

	December 31, 2012
	Parent	Guarantors	Non-guarantors	Consolidating Adjustments	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$19,123	$—	$63,844	$(2,938)	$80,029
Restricted cash	33,324	—	1,354	—	34,678
Accounts receivable	1,155	7,927	337,087	—	346,169
Receivable from affiliates	827	7,222	109	(1,980)	6,178
Inventories	—	181	34,252	—	34,433
Other current assets	2,528	312	15,676	—	18,516

Total current assets	56,957	15,642	452,322	(4,918)	520,003

Property, plant and equipment	5,399	122,899	686,426	—	814,724
Equity method investments	1,104,832	468,033	138,970	(1,324,033)	387,802
Goodwill	—	—	9,884	—	9,884
Other intangible assets	36	—	7,549	—	7,585
Other noncurrent assets, net	3,606	1,317	3,258	—	8,181

Total assets	$1,170,830	$607,891	$1,298,409	$(1,328,951)	$1,748,179

LIABILITIES AND OWNERS’ EQUITY
Current liabilities:
Accounts payable	$70	$12,304	$241,249	$—	$253,623
Accrued liabilities	8,972	4,546	50,313	—	63,831
Payables to pre-petition creditors	32,876	—	57	—	32,933
Deferred revenue	—	—	18,973	—	18,973
Other current liabilities	134	580	4,263	(17)	4,960
Current portion of long-term debt	—	—	24	—	24

Total current liabilities	42,052	17,430	314,879	(17)	374,344

Long-term debt	201,500	—	4,562	—	206,062
Deferred income taxes	2,018	—	63,602	—	65,620
Other noncurrent liabilities	32,866	—	47,759	—	80,625
Commitments and contingencies
Owners’ equity excluding noncontrolling interests in consolidated subsidiaries	892,394	590,461	738,473	(1,328,934)	892,394
Noncontrolling interests in consolidated subsidiaries	—	—	129,134	—	129,134

Total owners’ equity	892,394	590,461	867,607	(1,328,934)	1,021,528

Total liabilities and owners’ equity	$1,170,830	$607,891	$1,298,409	$(1,328,951)	$1,748,179

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

25.	CONDENSED CONSOLIDATING GUARANTOR FINANCIAL STATEMENTS, Continued

	December 31, 2011
	Parent	Guarantors	Non-guarantors	Consolidating Adjustments	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$111	$—	$76,264	$(2,762)	$73,613
Restricted cash	37,267	—	2,276	—	39,543
Accounts receivable	994	8,079	200,708	—	209,781
Receivable from affiliates	2,674	6,697	271	(3,234)	6,408
Inventories	—	(478)	32,472	—	31,994
Other current assets	2,650	1,033	21,703	3,010	28,396

Total current assets	43,696	15,331	333,694	(2,986)	389,735

Property, plant and equipment	6,620	71,554	655,751	—	733,925
Equity method investments	1,078,186	905,463	140,199	(1,796,605)	327,243
Goodwill	—	—	9,453	—	9,453
Other intangible assets	41	—	8,909	—	8,950
Other noncurrent assets, net	4,368	3,708	13,799	—	21,875

Total assets	$1,132,911	$996,056	$1,161,805	$(1,799,591)	$1,491,181

LIABILITIES AND OWNERS’ EQUITY
Current liabilities:
Accounts payable	$586	$8,750	$135,867	$—	$145,203
Payable to affiliates	2,190	2,090	—	2,034	6,314
Accrued liabilities	10,309	6,622	36,749	(5)	53,675
Payables to pre-petition creditors	36,610	—	1,190	—	37,800
Deferred revenue	—	—	23,031	—	23,031
Other current liabilities	120	885	3,425	—	4,430
Current portion of long-term debt	—	—	26,058	—	26,058

Total current liabilities	49,815	18,347	226,320	2,029	296,511

Long-term debt	82,000	—	1,277	—	83,277
Deferred income taxes	594	—	73,190	—	73,784
Other noncurrent liabilities	12,180	2,329	44,435	—	58,944
Commitments and contingencies
Owners’ equity excluding noncontrolling interests in consolidated subsidiaries	988,322	975,380	689,014	(1,801,620)	851,096
Noncontrolling interests in consolidated subsidiaries	—	—	127,569	—	127,569

Total owners’ equity	988,322	975,380	816,583	(1,801,620)	978,665

Total liabilities and owners’ equity	$1,132,911	$996,056	$1,161,805	$(1,799,591)	$1,491,181

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

25.	CONDENSED CONSOLIDATING GUARANTOR FINANCIAL STATEMENTS, Continued

Condensed Consolidating Guarantor Statements of Operations

	Year Ended December 31, 2012
	Parent	Guarantors	Non-guarantors	Consolidating Adjustments	Consolidated
Revenues:
Product	$—	$123,424	$840,892	$(10,578)	$953,738
Service	—	1,198	116,523	—	117,721
Other	—	387	165,651	—	166,038

Total revenues	—	125,009	1,123,066	(10,578)	1,237,497
Expenses:
Costs of products sold, exclusive of depreciation and amortization shown below	—	98,224	787,239	(10,578)	874,885
Operating	—	12,719	211,981	—	224,700
General and administrative	22,105	8,360	41,453	—	71,918
Depreciation and amortization	2,496	6,448	39,266	—	48,210
(Gain) loss on disposal of long-lived assets, net	—	276	(3,807)	—	(3,531)

Total expenses	24,601	126,027	1,076,132	(10,578)	1,216,182

Earnings from equity method investments	66,671	85,330	36,439	(152,404)	36,036

Operating income	42,070	84,312	83,373	(152,404)	57,351
Other expenses (income):
Interest expense	3,942	(240)	11,056	(5,856)	8,902
Foreign currency transaction loss	—	—	298	—	298
Other expense (income), net	15,698	(21)	(262)	5,856	21,271

Total other expenses (income), net	19,640	(261)	11,092	—	30,471

Income from continuing operations before income taxes	22,430	84,573	72,281	(152,404)	26,880
Income tax expense (benefit)	334	—	(2,412)	—	(2,078)

Income from continuing operations	22,096	84,573	74,693	(152,404)	28,958
Income (loss) from discontinued operations, net of income taxes	4	(17)	2,952	—	2,939

Net income	22,100	84,556	77,645	(152,404)	31,897
Less: net income attributable to noncontrolling interests	—	—	9,797	—	9,797

Net income attributable to SemGroup	$22,100	$84,556	$67,848	$(152,404)	$22,100

Net income	$22,100	$84,556	$77,645	$(152,404)	$31,897
Other comprehensive income, net of income taxes	917	—	11,659	—	12,576

Comprehensive income	23,017	84,556	89,304	(152,404)	44,473
Less: comprehensive income attributable to noncontrolling interests	—	—	9,797	—	9,797

Comprehensive income attributable to SemGroup	$23,017	$84,556	$79,507	$(152,404)	$34,676

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

25.	CONDENSED CONSOLIDATING GUARANTOR FINANCIAL STATEMENTS, Continued

	Year Ended December 31, 2011
	Parent	Guarantors	Non-guarantors	Consolidating Adjustments	Consolidated
Revenues:
Product	$—	$712,724	$609,870	$(85,281)	$1,237,313
Service	—	2,778	120,567	—	123,345
Other	—	311	104,277	—	104,588

Total revenues	—	715,813	834,714	(85,281)	1,465,246
Expenses:
Costs of products sold, exclusive of depreciation and amortization shown below	—	673,927	555,793	(85,281)	1,144,439
Operating	—	14,594	140,447	—	155,041
General and administrative	15,564	13,854	46,029	—	75,447
Depreciation and amortization	2,930	8,892	38,001	—	49,823
(Gain) loss on disposal of long-lived assets, net	1,605	(46,139)	44,835	—	301

Total expenses	20,099	665,128	825,105	(85,281)	1,425,051

Earnings (losses) from equity method investments	32,096	(20,736)	15,004	(11,360)	15,004

Operating income	11,997	29,949	24,613	(11,360)	55,199
Other expenses (income):
Interest expense	24,352	19,498	21,157	(4,869)	60,138
Foreign currency transaction loss (gain)	—	39	(3,489)	—	(3,450)
Other (income) expense, net	(12,141)	(2,150)	(2,117)	4,869	(11,539)

Total other expenses, net	12,211	17,387	15,551	—	45,149

Income (loss) from continuing operations before income taxes	(214)	12,562	9,062	(11,360)	10,050
Income tax (benefit) expense	(2,485)	—	175	—	(2,310)

Income from continuing operations	2,271	12,562	8,887	(11,360)	12,360
Income (loss) from discontinued operations, net of income taxes	106	28	(9,682)	—	(9,548)

Net income (loss)	2,377	12,590	(795)	(11,360)	2,812
Less: net income attributable to noncontrolling interests	—	—	435	—	435

Net income (loss) attributable to SemGroup	$2,377	$12,590	$(1,230)	$(11,360)	$2,377

Net income (loss)	$2,377	$12,590	$(795)	$(11,360)	$2,812
Other comprehensive loss, net of income taxes	(1,853)	—	(13,137)	—	(14,990)

Comprehensive income (loss)	524	12,590	(13,932)	(11,360)	(12,178)
Less: comprehensive income attributable to noncontrolling interests	—	—	435	—	435

Comprehensive income (loss) attributable to SemGroup	$524	$12,590	$(14,367)	$(11,360)	$(12,613)

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

25.	CONDENSED CONSOLIDATING GUARANTOR FINANCIAL STATEMENTS, Continued

	Year Ended December 31, 2010
	Parent	Guarantors	Non-guarantors	Consolidating Adjustments	Consolidated
Revenues:
Product	$—	$748,673	$656,349	$(61,240)	$1,343,782
Service	—	3,377	181,391	(3,793)	180,975
Other	—	864	92,791	—	93,655

Total revenues	—	752,914	930,531	(65,033)	1,618,412
Expenses:
Costs of products sold, exclusive of depreciation and amortization shown below	—	706,623	617,105	(65,033)	1,258,695
Operating	—	12,574	138,811	—	151,385
General and administrative	16,939	14,663	54,234	—	85,836
Depreciation and amortization	1,726	9,959	57,473	—	69,158
(Gain) loss on disposal of long-lived assets, net	—	(204)	105,255	—	105,051

Total expenses	18,665	743,615	972,878	(65,033)	1,670,125

Earnings (losses) from equity method investments	(82,113)	(83,043)	1,949	165,156	1,949

Operating loss	(100,778)	(73,744)	(40,398)	165,156	(49,764)
Other expenses (income):
Interest expense	25,892	17,790	47,064	(4,625)	86,121
Foreign currency transaction loss (gain)	149	(2)	2,752	—	2,899
Other expense (income), net	2,508	(3,401)	(2,293)	4,625	1,439

Total other expenses, net	28,549	14,387	47,523	—	90,459

Loss from continuing operations before income taxes	(129,327)	(88,131)	(87,921)	165,156	(140,223)
Income tax expense (benefit)	2,874	—	(9,194)	—	(6,320)

Loss from continuing operations	(132,201)	(88,131)	(78,727)	165,156	(133,903)
Income (loss) from discontinued operations, net of income taxes	(96)	2,813	(886)	—	1,831

Net loss	(132,297)	(85,318)	(79,613)	165,156	(132,072)
Less: net income attributable to noncontrolling interests	—	—	225	—	225

Net loss attributable to SemGroup	$(132,297)	$(85,318)	$(79,838)	$165,156	$(132,297)

Net loss	$(132,297)	$(85,318)	$(79,613)	$165,156	$(132,072)
Other comprehensive income, net of income taxes	4,098	—	351	—	4,449

Comprehensive loss	(128,199)	(85,318)	(79,262)	165,156	(127,623)
Less: comprehensive income attributable to noncontrolling interests	—	—	225	—	225

Comprehensive loss attributable to SemGroup	$(128,199)	$(85,318)	$(79,487)	$165,156	$(127,848)

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

25.	CONDENSED CONSOLIDATING GUARANTOR FINANCIAL STATEMENTS, Continued

Condensed Consolidating Guarantor Statements of Cash Flows

	Year Ended December 31, 2012
	Parent	Guarantors	Non-guarantors	Consolidating Adjustments	Consolidated
Net cash provided by (used in) operating activities	$(4,535)	$6,236	$93,534	$(15,593)	$79,642

Cash flows from investing activities:
Capital expenditures	(1,977)	(59,317)	(58,025)	—	(119,319)
Proceeds from sale of long-lived assets	19	(202)	2,824	—	2,641
Investments in non-consolidated subsidiaries	(1,740)	(74,434)	(2,079)	—	(78,253)
Proceeds from the sale of non-consolidated affiliate	—	—	3,500	—	3,500
Proceeds from the sale of SemStream assets	12,250	—	—	—	12,250
Distributions in excess of equity in earnings of affiliates	9,218	—	8,072	—	17,290

Net cash provided by (used in) investing activities	17,770	(133,953)	(45,708)	—	(161,891)

Cash flows from financing activities:
Debt issuance costs	(455)	—	(252)	—	(707)
Borrowings on credit facilities	318,000	—	—	—	318,000
Principal payments on credit facilities and other obligations	(194,000)	—	(28,066)	—	(222,066)
Distributions to noncontrolling interests	—	—	(8,502)	—	(8,502)
Repurchase of stock-based awards for payment of statutory taxes due on stock-based compensation	(242)	—	—	—	(242)
Intercompany borrowings (advances), net	(117,526)	127,717	(25,608)	15,417	—

Net cash provided by (used in) financing activities	5,777	127,717	(62,428)	15,417	86,483

Effect of exchange rate changes on cash and cash equivalents	—	—	(610)	—	(610)

Change in cash and cash equivalents	19,012	—	(15,212)	(176)	3,624
Change in cash and cash equivalents included in discontinued operations	—	—	2,792	—	2,792

Change in cash and cash equivalents from continuing operations	19,012	—	(12,420)	(176)	6,416

Cash and cash equivalents at beginning of period	111	—	76,264	(2,762)	73,613

Cash and cash equivalents at end of period	$19,123	$—	$63,844	$(2,938)	$80,029

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

25.	CONDENSED CONSOLIDATING GUARANTOR FINANCIAL STATEMENTS, Continued

	Year Ended December 31, 2011
	Parent	Guarantors	Non-guarantors	Consolidating Adjustments	Consolidated
Net cash provided by operating activities	$6,817	$44,957	$17,004	$5,263	$74,041

Cash flows from investing activities:
Capital expenditures	(2,080)	(16,865)	(47,050)	—	(65,995)
Proceeds from sale of long-lived assets	—	82	1,043	—	1,125
Investments in non-consolidated subsidiaries	(3,218)	(23)	(476)	—	(3,717)
Proceeds from the sale of SemStream assets	93,054	—	—	—	93,054
Proceeds from sale of limited partner interest in subsidiary, net of offering costs	127,134	—	—	(127,134)	—
Distributions in excess of equity in earnings of affiliates	—	—	12,455	—	12,455

Net cash provided by (used in) investing activities	214,890	(16,806)	(34,028)	(127,134)	36,922

Cash flows from financing activities:
Debt issuance costs	(10,867)	—	(1,666)	—	(12,533)
Borrowings on credit facilities	255,471	—	8,434	—	263,905
Principal payments on credit facilities and other obligations	(498,515)	(21)	(4,653)	—	(503,189)
Proceeds from issuance of Rose Rock Midstream, L.P. common units, net of offering costs	—	—	127,134	—	127,134
Intercompany borrowings (advances), net	25,099	(28,130)	(116,789)	119,820	—

Net cash provided by (used in) financing activities	(228,812)	(28,151)	12,460	119,820	(124,683)

Effect of exchange rate changes on cash and cash equivalents	—	—	(34)	—	(34)

Change in cash and cash equivalents	(7,105)	—	(4,598)	(2,051)	(13,754)
Change in cash and cash equivalents included in discontinued operations	—	—	(454)	—	(454)

Change in cash and cash equivalents from continuing operations	(7,105)	—	(5,052)	(2,051)	(14,208)

Cash and cash equivalents at beginning of period	7,216	—	81,316	(711)	87,821

Cash and cash equivalents at end of period	$111	$—	$76,264	$(2,762)	$73,613

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

25.	CONDENSED CONSOLIDATING GUARANTOR FINANCIAL STATEMENTS, Continued

	Year Ended December 31, 2010
	Parent	Guarantors	Non-guarantors	Consolidating Adjustments	Consolidated
Net cash provided by operating activities	$20,306	$16,271	$85,990	$—	$122,567

Cash flows from investing activities:
Capital expenditures	(3,072)	(9,160)	(36,236)	—	(48,468)
Proceeds from sale of long-lived assets	—	839	23,658	—	24,497
Investments in non-consolidated subsidiaries	(867)	—	—	—	(867)
Proceeds from the sale of non-consolidated affiliate	—	—	140,765	—	140,765
Distributions in excess of equity in earnings of affiliates	1,500	—	2,319	—	3,819
Deconsolidation of subsidiaries	—	—	(5,519)	—	(5,519)
Proceeds from surrender of life insurance proceeds	7,016	—	—	—	7,016

Net cash provided by (used in) investing activities	4,577	(8,321)	124,987	—	121,243

Cash flows from financing activities:
Debt issuance costs	(992)	—	(966)	—	(1,958)
Borrowings on credit facilities	133,500	—	25,713	—	159,213
Principal payments on credit facilities and other obligations	(189,190)	—	(159,544)	—	(348,734)
Distributions to noncontrolling interests	—	—	(277)	—	(277)
Intercompany borrowings (advances), net	39,131	(7,950)	(32,105)	924	—

Net cash provided by (used in) financing activities	(17,551)	(7,950)	(167,179)	924	(191,756)

Effect of exchange rate changes on cash and cash equivalents	—	—	(3,812)	—	(3,812)

Change in cash and cash equivalents	7,332	—	39,986	924	48,242
Change in cash and cash equivalents included in discontinued operations	—	—	1,387	—	1,387

Change in cash and cash equivalents from continuing operations	7,332	—	41,373	924	49,629

Cash and cash equivalents at beginning of period	(116)	—	39,943	(1,635)	38,192

Cash and cash equivalents at end of period	$7,216	$—	$81,316	$(711)	$87,821

Mid-America Midstream Gas Services, L.L.C.

On August 1, 2013 our wholly owned subsidiary, SemGas, completed the acquisition of all the outstanding equity interests in Mid-America Midstream Gas Services, L.L.C (“MMGS”) for approximately $316.1 million in cash. On September 17, 2013, MMGS was named as a subsidiary guarantor on the Company’s $300 million senior unsecured notes issued on June 14, 2013. MMGS owns natural gas gathering and processing assets in the Mississippi Lime play in Northern Oklahoma, consisting of gathering pipelines and certain assets related to two gas processing plants that are under construction. The first plant is expected to be operational in the first quarter of 2014. Construction on the second plant is expected to begin in 2015 and the plant is expected to be operational in the first quarter of 2016. Prior to the acquisition, MMGS’s parent used the pipelines to conduct gathering activities. MMGS’s parent funded MMGS’s operating costs and MMGS had no external revenues.

SEMGROUP CORPORATION

Notes to Consolidated Financial Statements

25.	CONDENSED CONSOLIDATING GUARANTOR FINANCIAL STATEMENTS, Continued

We have received a preliminary independent appraisal of the fair value of the assets acquired in the MMGS acquisition. The estimates of fair value reflected are subject to change and such changes could be material. We currently expect to complete this process prior to filing our Form 10-K for the year ending December 31, 2013. We have preliminarily assigned a value of approximately $123.3 million to the pipelines and the two gas processing plants under construction. We have also recognized approximately $169.2 million of acquired intangibles and approximately $23.6 million of goodwill.

The Company believes the narrative disclosures about MMGS’s historical operations represent substantial compliance with S-X 3-10(g) for this recently acquired subsidiary guarantor. As of September 30, 2013 and for the period from acquisition (August 1, 2013) through September 30, 2013, all of the assets and operations attributable to MMGS are included within the Guarantors column of our condensed consolidating guarantor financial statements.